UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SpartanNash Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

SpartanNash Company 850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan 49518-8700 (616) 878-2000

April 19, 2016

Dear Shareholder:

The 2016 Annual Meeting of Shareholders of SpartanNash Company will be held on Wednesday, June 2, 2016, at the JW Marriott Hotel, 235 Louis Street NW, Grand Rapids, Michigan 49503, beginning at 9:00 a.m., Eastern Daylight Time.

The following pages contain the formal notice of meeting and proxy statement describing the matters to be acted upon at the Annual Meeting. We encourage you to read the proxy statement carefully. Securities and Exchange Commission rules allow us to furnish our proxy statement and annual report to our shareholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide our shareholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of the documents related to our Annual Meeting.

As part of our continuing efforts to streamline the annual meeting, we will not report on our results of operations at the meeting. We encourage shareholders to visit the Investor Relations section of our website, www.spartannash.com, for information about our business and results of operations.

The annual meeting will be webcast live. Anyone may access the webcast by visiting the “Investor Relations” section of our website, www.spartannash.com, and following the links to the live webcast. It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Please vote your shares using any of the means described in our proxy statement. Regardless of whether or not you plan to attend the Annual Meeting, voting your shares prior to the meeting will not affect your right to vote in person if you attend.

Please note that attendance will be limited to shareholders of the Company and the holders of shareholder proxies. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must present a copy of a brokerage statement reflecting stock ownership as of April 5, 2016. For all attendees, admission to the meeting will require presentation of a valid driver’s license or other federal or state issued photo identification.

Sincerely,

Dennis Eidson

President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR

VOTE BY TELEPHONE OR INTERNET.

SPARTANNASH COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2016 Annual Meeting of Shareholders of SpartanNash Company will be held at the JW Marriott Hotel, 235 Louis Street NW, Grand Rapids, Michigan 49503, on Wednesday, June 2, 2016, at 9:00 a.m., Eastern Daylight Time. At the meeting, we will consider and vote on:

1.	The election of ten directors from among the nominees identified in this proxy statement;

2.	Advisory approval of the Company’s executive compensation (the “say-on-pay” vote);

3.	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year (the fiscal year ending December 31, 2016); and

4.	Any other business that may properly come before the meeting.

Record date: You may vote if you were a shareholder of record on April 5, 2016.

If you plan to attend the meeting: Attendance is limited to shareholders of the Company, the holders of shareholder proxies and invited guests. You will be asked to present a valid driver’s license or other federal- or state-issued photo identification. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must bring a copy of a brokerage statement reflecting stock ownership as of April 5, 2016.

Important Notice Regarding the Availability of Proxy Materials: SpartanNash’s Proxy Statement and annual report to Shareholders for the fiscal year ended January 2, 2016 are available for viewing via the Internet at www.edocumentview.com/SPTN.

In addition, you may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission in the “Investor Relations” section of our website, www.spartannash.com, by clicking the “SEC Filings” link.

BY ORDER OF THE BOARD OF DIRECTORS

Kathleen M. Mahoney

Executive Vice President Chief Legal Officer and Secretary

April 19, 2016

Your vote is important. Even if you plan to attend the meeting, PLEASE VOTE PROMPTLY BY TELEPHONE OR INTERNET, OR BY SIGNING, DATING AND RETURNING A PROXY CARD. See the information in the “Questions and Answers” section of our proxy statement regarding how to vote by telephone or internet, obtain a printed proxy card, revoke a proxy, and vote in person.

SpartanNash Company

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 2, 2016

PROXY STATEMENT

Dated April 19, 2016

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should carefully read the entire proxy statement and the Company’s annual report on Form 10-K before voting. We refer to the year ended January 2, 2016 as “fiscal 2015” and the fiscal year ended January 3, 2015 as “fiscal 2014.”

Annual Meeting of Shareholders

• Date and Time	June 2, 2016; 9:00 a.m. Eastern Daylight Time

• Place	JW Marriott Hotel 235 Louis Street NW Grand Rapids, Michigan 49503

• Record Date	April 5, 2016

• Voting

Shareholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

• Admission

The 2016 Annual Meeting Admission Ticket, notice of availability of proxy materials or brokerage statement and valid driver’s license or other federal or state issued photo identification is required to enter the SpartanNash annual meeting.

Meeting Agenda

•	Election of ten directors.

•	Advisory approval of the Company’s executive compensation as disclosed in this proxy statement.

•	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2016.

•	Transact any other business that may properly come before the meeting.

Voting Matters and Vote Recommendations

The Board of Directors recommends that you vote FOR the election of each nominee and FOR the approval of each of the other proposals described in this proxy statement.

Quorum and Vote Required

To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of SpartanNash common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

1	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a plurality of shares voted in favor of each nominee. As discussed on page 14 under “Majority Voting,” a director-nominee receiving a greater number of votes “withheld” than votes “for” election is required to offer promptly his or her resignation to the Nominating and Corporate Governance Committee upon certification of the shareholder vote.

The other proposals set forth in this proxy statement will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of approval. Abstentions, broker non-votes and other shares that are not voted on a proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted on the proposal voted in favor of approval.

We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count to determine if a majority of shares voted on the proposal voted in favor of each such proposal.

2	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

Board Nominees

The following table provides summary information about each director who is nominated for election to serve a term of one year. Each director nominee is a current director and, during fiscal 2015, attended at least 95% of the meetings of the Board and each committee on which he or she was a member. Each director has been a director of the Company since the merger between Spartan Stores, Inc. and Nash-Finch Company on November 19, 2013 (the “Merger”) and was a director of Spartan Stores or Nash Finch before the Merger. Craig C. Sturken, the Chairman of the Board of Directors, will conclude his service at the annual meeting and is not standing for re-election.

Committee Memberships
Name	Occupation	Independent(1)	AC	CC	NCGC
M. Shân Atkins	Managing Director of Chetrum Capital LLC	✓	F		M
Dennis Eidson	President and Chief Executive Officer of SpartanNash
Mickey P. Foret	Retired Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. and Retired Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc.	✓	C,F		M
Frank M. Gambino	Professor of Marketing and the Director of the Food & Consumer Packaged Goods Marketing Program at Western Michigan University	✓	M
Douglas A. Hacker	Independent Business Executive	✓		M	C
Yvonne R. Jackson	President, Principal and Co-Founder of BeecherJackson	✓		C	M
Elizabeth A. Nickels	Independent Business Executive	✓	F
Timothy J. O’Donovan	Retired Chairman of the Board and Chief Executive Officer of Wolverine World Wide, Inc.	✓		M	M
Major General (Ret.) Hawthorne L. Proctor	Managing Partner of Proctor & Boone Consulting LLC and Senior Logistic Consultant of Intelligent Decisions, Inc.	✓	M
William R. Voss	Managing Director of Lake Pacific Partners, LLC	✓		M	M

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
NCGC	Nominating and Corporate Governance Committee	F	Member and Financial Expert

(1)	Independent under Nasdaq independence standards for directors generally and for each Committee on which the director serves.

3	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

Corporate Governance Highlights

The Board believes that effective corporate governance should reinforce a culture of corporate integrity, foster the Company’s pursuit of profitable growth and ensure quality and continuity of corporate leadership. Highlights of our governance practices include:

✓	Annual election of all directors

✓	Majority voting for directors

✓	No supermajority requirements for shareholder voting

✓	Lead Independent Director (Timothy O’Donovan)

✓	Policy against hedging and pledging of our securities

✓	Clawback policy for the recovery of incentive compensation

✓	Annual say-on-pay vote

✓	At least two-thirds of the board must be independent directors (currently 10 out of 11 directors are independent)

✓	Board reflects diverse viewpoints, backgrounds, skills, experiences and expertise

✓	Directors limited to membership on three other public company boards of directors (management directors limited to one outside public company board)

Recent Changes

In 2015, we removed all supermajority voting requirements from our Articles of Incorporation. All matters to be decided by our shareholders will be decided by a simple majority vote, unless otherwise required by the Michigan Business Corporation Act.

Executive Compensation Advisory Vote

In 2011, the Company’s shareholders voted to hold advisory votes on executive compensation on an annual basis. The next shareholder advisory vote on the frequency of shareholder say-on-pay votes is expected to occur in 2017.

We are asking our shareholders to approve on an advisory basis our named executive officer compensation for fiscal 2015. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company’s goal of attracting, motivating, rewarding and retaining the senior management talent required to achieve our corporate objectives and increase shareholder value through long-term profitable growth. The Board believes that executive compensation is appropriately tied to corporate performance, as nearly 80% of our CEO’s 2015 target total direct compensation (salary, annual bonus opportunity, and long-term incentive opportunity) is at-risk, and our other named executive officers have nearly 65% of their 2015 target total direct compensation at risk.

Business Context

In fiscal 2015, we delivered another year of earnings growth in a challenging environment. Key accomplishments included:

•	Increased earnings per share;

•	Significant increase in cash flow from operations;

4	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

•	Reduced long-term debt; and

•	Increased the dividend rate.

Fiscal 2015 Chief Executive Officer Compensation

For fiscal 2015, the Board approved the following changes to our CEO’s compensation:

•

Mr. Eidson’s equity incentive compensation and long-term cash incentive compensation opportunity (at the target level) were increased by 20% over the prior year to move his compensation closer to the median level for CEO’s at similar companies.

•	No change was made to Mr. Eidson’s annual incentive opportunity as a percentage of his salary.

•	Mr. Eidson received a 3% increase in base salary.

Executive Compensation Highlights

•

Annual Cash Incentive. The Company’s adjusted consolidated net earnings performance was approximately 98% of target, resulting in a payout of 92% of target annual cash incentive for awards based on corporate performance.

•

Long Term Cash Incentive. The Company’s Adjusted EPS, net sales, and merger synergies performance for fiscal 2015 was 99%, 95%, and 153% of target, respectively. As a result, our named executive officers (other than Ms. Mahoney, who joined the Company after the award was made) earned a long-term cash incentive award at 93%, 75%, and 200% of target, respectively, for those metrics.

•

Promotion of David Staples. In March 2015, Mr. Staples was promoted to Executive Vice President Chief Operating Officer. In conjunction with this promotion, Mr. Staples received a base salary increase of 20%, and a 42% increase in his long-term cash and equity incentive compensation at the target level.

•

Promotion of Derek Jones. Mr. Jones was promoted to Executive Vice President, President of Wholesale and Distribution Operations in March 2015. Mr. Jones received a base salary increase of 19%, and his annual cash incentive opportunity at the target level was increased by 15% from 55% of salary to 70% of salary. Mr. Jones also received a 28% increase in his long-term cash and equity compensation opportunity at the target level. Mr. Jones received an additional grant of restricted stock having a grant date fair value of approximately $450,000 which will be subject to a five-year service condition and will vest in full (“cliff vest”) on March 1, 2020.

•

Promotion of Kathleen Mahoney and other compensation actions. Ms. Mahoney was promoted to Chief Legal Officer in November 2015. In conjunction with this promotion, Ms. Mahoney received a salary increase of 12%. Ms. Mahoney also earned a retention bonus on the second anniversary of the merger. Mr. Adornato and Ms. Mahoney each received an 8% increase in long-term cash and equity incentive compensation at the target level.

5	SpartanNash Company Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING

Who may attend the meeting

Only the Company’s shareholders, their duly-appointed proxies and invited guests may attend the meeting. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must bring a copy of a brokerage statement reflecting stock ownership as of April 5, 2016. All attendees must present a valid driver’s license or other federal or state issued photo identification.

Who may vote

You may vote at the annual meeting if you were a shareholder of record of SpartanNash common stock at the close of business on April 5, 2016. Each shareholder is entitled to one vote per share of SpartanNash common stock on each matter presented for a shareholder vote at the meeting. As of April 5, 2016, there were 37,504,754 shares of SpartanNash common stock outstanding.

How to vote

Registered Holders: If you are a registered shareholder (i.e., you own your shares directly and not through a broker or bank), SpartanNash offers you the convenience of voting through the Internet or by telephone, 24 hours a day, seven days a week. You may also vote by mail.

Internet Voting. You may vote via the Internet by visiting www.envisionreports.com/SPTN. You may navigate to the online voting site by clicking the “Cast Your Vote” button. Have the instructions attached to your proxy card ready when you access the site and follow the prompts to record your vote. This vote will be counted immediately and there is no need to send in your proxy card. Votes cast by Internet must be received by 1:00 a.m. Eastern Daylight Time on June 2, 2016.

Telephone Voting. To vote by telephone, dial the toll-free number on the instructions attached to your proxy card and listen for further directions. You must have a touch-tone phone. Telephonic votes will be counted immediately and there is no need to send in your proxy card. Votes cast by telephone must be received by 1:00 a.m. Eastern Daylight Time on June 2, 2016.

Voting by Mail. You may request a printed copy of your proxy card. If you properly sign and return the proxy card to the designated address, the shares represented by that proxy card will be voted at the annual meeting and at any adjournment of the meeting. Votes cast by mail must be received no later than the start of the meeting.

If you specify a choice on the proxy card that you return for voting, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for election of each of the nominees named in this proxy statement, and for each of the proposals described in this proxy statement. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy card.

Street Name Holders: You hold your shares in “street name” if your shares are registered in the name of a bank, broker or other nominee (which we will collectively reference as your “broker”). If you hold your shares in street name, then your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. PLEASE USE THE VOTING FORMS AND INSTRUCTIONS PROVIDED BY YOUR BROKER OR ITS AGENT. These forms and instructions typically permit you to give voting instructions by telephone or Internet, using a number or Internet address provided by the broker. You will NOT be able to vote street name shares using the internet address or telephone numbers established for

6	SpartanNash Company Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING (cont’d)

registered shareholders as described in the prior Question and Answer. If you are a street name holder and later want to change your vote, you must contact your broker.

Please note that you may NOT vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Failure to Vote

If you are a registered shareholder (i.e., you own your shares directly and not through a broker or bank) and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If you hold your shares in street name and do not provide timely voting instructions to your broker or bank, then your broker or bank may vote your shares only on “routine” matters, such as the ratification of the Company’s independent public accounting firm. NYSE rules applicable to its member firms provide that your broker may not vote uninstructed shares on a discretionary basis on non-routine matters, such as the election of directors or approval of the executive compensation proposal. In such cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on non-routine matters. This is called a “broker non-vote.”

Revoking a Proxy

You may revoke your proxy at any time before it is voted at the meeting by taking any of the following four actions:

•	by delivering written notice of revocation to the Company’s Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700;

•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•	by casting a subsequent vote via telephone or the Internet, as described above; or

•	by attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose. Your last valid vote that we receive before or at the annual meeting is the vote that will be counted.

Adjournment

The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. Shares represented by proxy may be voted in the discretion of the proxy holder on a proposal to adjourn the meeting. If a quorum is not present at the meeting, we expect the Chairman of the Board to adjourn the meeting to solicit additional proxies, as is authorized under the Company’s Bylaws. In addition, the Chairman may adjourn the meeting in the event of disorder or under other circumstances consistent with the Company’s bylaws and rules of conduct for the annual meeting.

Multiple Proxies/Instruction Cards

If you receive more than one proxy statement and instruction card, your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Meeting Results

We will announce preliminary voting results at the annual meeting and publish final results in a current report on Form 8-K within four business days after the annual meeting.

7	SpartanNash Company Proxy Statement

ELECTION OF DIRECTORS

The Board of Directors proposes that the following ten individuals be elected as directors of SpartanNash for a one-year term expiring at the 2017 annual meeting of shareholders:

M. Shân Atkins

Dennis Eidson

Mickey P. Foret

Frank M. Gambino

Douglas A. Hacker

Yvonne R. Jackson

Elizabeth A. Nickels

Timothy J. O’Donovan

Hawthorne L. Proctor

William R. Voss

Biographical information concerning the nominees appears below under the heading “The Board of Directors.” The persons named as proxies on the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors. If any nominee becomes unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may select a substitute nominee. If a substitute nominee is selected, the shares represented by your proxy card will be voted for the election of the substitute nominee, unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than ten nominees.

Your Board of Directors recommends that you vote FOR election of all nominees as directors.

8	SpartanNash Company Proxy Statement

ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

As required under Section 14A of the Securities Exchange Act of 1934, shareholders may cast an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

As described in more detail in the “Executive Compensation” section of this proxy statement, the Company has designed its executive compensation programs to attract, motivate, reward and retain the senior management talent to manage the Company to achieve our corporate objectives and increase shareholder value through long-term profitable growth. Our compensation programs are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. For these reasons, and the reasons discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we are asking our shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of SpartanNash Company (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders under the heading entitled “Executive Compensation.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy and programs described in this proxy statement.

The vote is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and Compensation Committee value the opinions of our shareholders and will take the results of the vote into consideration when making future decisions regarding executive compensation.

Your Board of Directors Recommends That You Vote FOR Approval of the Compensation of the Company’s Named Executive Officers

9	SpartanNash Company Proxy Statement

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

SpartanNash’s Audit Committee has approved the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditors to audit the financial statements and internal controls of SpartanNash and its subsidiaries for the fiscal year ending December 31, 2016, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the selection of Deloitte to serve as the Company’s independent auditors for fiscal 2016.

The Audit Committee evaluates the independence of the auditors at least annually. Deloitte has provided written affirmation that they are independent under all applicable standards, and the Audit Committee believes that Deloitte has effective internal monitoring of their independence. The Company and Deloitte have complied with SEC requirements on audit partner rotation. The lead audit partner was most recently replaced for the fiscal year ended December 28, 2013.

Independence is not the sole factor in the selection of the Company’s independent auditor. The Audit Committee also considers price, quality of service and knowledge of SpartanNash and the Company’s industry when selecting its auditor.

More information concerning the relationship of the Company with its independent auditors appears below under the headings “Audit Committee,” “Independent Auditors,” and “Audit Committee Report.”

If the shareholders do not ratify the selection of Deloitte, the Audit Committee will consider a change in auditors for the next year.

Representatives of Deloitte are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Your Audit Committee, which consists entirely of independent directors, and Board of Directors recommend that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for the year ending December 31, 2016.

10	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES

SpartanNash is committed to developing and implementing principles of corporate governance to help the Board fulfill its responsibilities to shareholders and to provide a framework for overseeing the management of the Company. The Board has adopted a written Corporate Governance Policy. The Policy is designed to communicate our fundamental governance principles and to provide management, associates, and shareholders with insight to the Board’s ethical standards, expectations for conducting business, and decision-making processes.

More information regarding the Company’s corporate governance, including a copy of our Corporate Governance Policy, is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Director Independence

SpartanNash’s Corporate Governance Policy requires that at least two-thirds of the directors must be independent. Currently, ten of our eleven directors are independent under Nasdaq Marketplace Rules.

Director Tenure

The Board of Directors considers the length of service of a director when determining whether he or she is “independent” under applicable rules.

Because the merger of Nash Finch and Spartan Stores fundamentally transformed each constituent company and created a new, larger, and more complex organization, the Board believes it is appropriate to measure director tenure by reference to service to the combined company. The table below presents the approximate tenure of each non-management director and the average for the Board, measured with respect to the combined companies, and the “registrant.”

Director Tenure

Director	Years of Service to SpartanNash Company*	Years of Service to “Registrant”**
Craig C. Sturken	2.4	13.1
M. Shân Atkins	2.4	12.8
Mickey Foret	2.4	2.4
Frank Gambino	2.4	12.8
Doug Hacker	2.4	2.4
Yvonne Jackson	2.4	5.5
Elizabeth Nickels	2.4	15.8
Timothy O’Donovan	2.4	12.8
Hawthorne L. Proctor	2.4	2.4
William Voss	2.4	2.4
Average	2.4	8.2

*	Since the merger of Spartan Stores and Nash Finch on November 19, 2013 through the date of this proxy statement.
**	Service only to SpartanNash Company (f/k/a Spartan Stores, Inc.), which is the “registrant” for SEC reporting purposes.

11	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

The Board engages in self-evaluation annually, using two processes in alternate years. In one year, the Board evaluates and assesses Committee performance and overall Board performance. In alternate years, the Board conducts a peer review process of individual directors and assesses overall Board performance. The Board believes that these processes help promote a culture of objective and robust discussion and deliberation.

The Board of Directors’ Role in Risk Oversight

Management of risk is the direct responsibility of the Company’s senior leadership team. The Board of Directors is responsible for overseeing the Company’s risk management and risk mitigation. In its oversight of the Company’s risk-management process, the Board seeks to ensure that the Company is informed and deliberate in its risk-taking. The Company’s primary mechanisms for risk management are the Company’s enterprise risk management program (“ERM”), its internal audit program, strategic review sessions held between the Board and management, and the Company’s external audit by an independent accounting firm.

The Company relies on its ERM process to help identify, monitor, measure and manage risks. The ERM approach is designed to enable the Board of Directors to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities. The Company’s internal audit department provides management and the Board with information and analysis regarding operational, compliance and strategic risks, and seeks to improve business processes to minimize risks of fraud and abuse. Management and the internal audit department provide the Audit Committee with reports and updates on risk management matters at each Audit Committee meeting.

The Board of Directors continuously analyzes the Company’s strategic plan and objectives with management. As part of this process, the Board and management identify and assess strategic risks attendant to initiatives such as acquisitions and divestitures, major investments, financings and capital commitments.

The Board implements its risk oversight function both as a whole and through Committees, which meet regularly and report back to the full Board. In particular:

•

The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the Company’s internal audit and ethics programs, including the Company’s Code of Conduct. On a regular basis, the Audit Committee members meet independently with the Company’s head of internal audit and representatives of the independent auditing firm and the Company’s Chief Financial Officer.

•

The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. As discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee reviews and approves compensation programs with features that mitigate risk without impairing the overall incentive nature of the compensation. The Compensation Committee also reviews senior leadership succession planning.

•

The Nominating and Corporate Governance Committee regularly reviews the Company’s governance structure and practices to promote the long-term interests of shareholders. The Nominating and Corporate Governance Committee also oversees the succession planning process for senior leadership positions.

12	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

Board Leadership Structure

The Nominating and Corporate Governance Committee and the Board of Directors evaluate, from time to time, the leadership structure of the Board of Directors in light of a variety of factors that the Board considers important, including the Company’s current Board composition, the experience and skills of our management team, efficiency, and other factors.

At this time, the Company has separated the roles of Chief Executive Officer and Chairman of the Board. However, effective upon the retirement of Mr. Sturken at the 2016 Annual Meeting, the Company expects that our CEO, Dennis Eidson, will be elected Chairman. The Board believes that doing so will help provide continuity of leadership and strategic vision at the Board level. In making this decision, the Board took into account the performance of Mr. Eidson as CEO, his positive relationships with the other members of the Board of Directors, and the perspective he would bring to the position of Chairman.

When the Chairman of the Board is the current or former Chief Executive Officer, or in other appropriate circumstances, the Board will elect a Lead Independent Director from among the independent directors,. The role of the Lead Independent Director is to aid and assist the Chairman and the rest of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company.

The Board of Directors believes that this leadership structure supports the risk oversight function of the Board (discussed above) by allowing the Chief Executive Officer and senior management to focus on strategic opportunities and risks within the framework of the Company’s risk management programs, while the Board, under the leadership of the Chairman, provides oversight in connection with those efforts, and the Lead Independent Director helps promote overall effective governance.

Committee Charters

The Board has appointed three chartered committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board has approved a written committee charter for each of these committees. The charters define basic principles regarding each committee’s organization, purpose, authority and responsibilities. The charters for the Audit, Compensation, and Nominating and Corporate Governance Committees are available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Director Attendance

The Board is proud of its record of recruiting and retaining directors who have a diversity of experience; have the highest personal and professional integrity; have demonstrated exceptional ability and judgment; and are effective in serving the long-term interests of shareholders. Board and Committee attendance is critical to the proper functioning of the Board of Directors and is a priority. Each director is expected to make every effort to personally attend every Board meeting and every meeting of each Committee on which he or she serves as a member.

SpartanNash’s Board of Directors held five meetings during fiscal 2015. In fiscal 2015, each director attended at least 95% of the meetings of the Board of Directors and the committees on which he or she served. The Board is scheduled to meet at least quarterly and may meet more frequently. Independent directors meet in executive sessions, without the presence of management, at each regularly scheduled Board meeting.

13	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

Directors are also expected to attend the annual meeting of shareholders in person unless compelling personal circumstances prevent attendance. All of the Company’s directors attended the 2015 annual meeting.

Hedging and Pledging Prohibited

The Board has adopted a policy that prohibits an executive officer or director of the Company from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds).

In addition, the Company’s executive officers and directors are not permitted to pledge, hypothecate, or otherwise encumber shares of the Company’s common stock or other equity securities as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account. A copy of the Company’s Policy on Hedging and Pledging Company Stock is available in the “Investor Relations” section of our corporate website, www.spartannash.com.

Majority Voting

The Board believes that the Company and its shareholders are best served by having directors who enjoy the confidence of the Company’s shareholders. It will be presumed that any director who receives a greater number of votes “withheld” than votes “for” such election in an uncontested election at an annual meeting of shareholders (a “Majority Withheld Vote”) does not have the full confidence of the shareholders. A director receiving a Majority Withheld Vote is required to offer his or her resignation from the Board to the Nominating and Corporate Governance Committee upon certification of the shareholder vote. The resignation will be effective if and when accepted by the Nominating and Corporate Governance Committee.

Change in Employment Status

A director who experiences a material change in his or her employment status is expected to promptly offer his or her resignation as a director to the Nominating and Corporate Governance Committee. The Committee will promptly consider and vote upon acceptance or rejection of the director’s offer to resign (excluding the affected director from consideration of and voting on acceptance of the resignation).

Other Board Memberships

Executive officers of the Company must notify the Nominating and Corporate Governance Committee before serving as a member of the board of directors of any other business organization. The Nominating and Corporate Governance Committee reviews the Chief Executive Officer’s membership on external boards of directors at least annually. The Chief Executive Officer may not serve on the board of directors of more than one business organization not affiliated with the Company without the prior review and approval of the Nominating and Corporate Governance Committee. The Committee may limit the directorships for any other executive officer if it believes that they will interfere with the executive officer’s responsibilities to the Company. Non-management directors may not serve on more than three other public company boards without the prior review and approval of the Nominating and Corporate Governance Committee.

14	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

Code of Conduct

SpartanNash is committed to the highest standards of integrity, honesty and ethics in business. The Board has approved a Code of Conduct (the “Code”) that articulates the Company’s standards regarding business ethics and expectations. The Code applies to all associates, officers, and members of the Board of Directors. The Code establishes guidelines to help the Company conduct our business with honesty and integrity and in compliance with applicable law. The Code requires all associates of the Company to report promptly any violations of the Code. Associates may report violations through reporting systems on a confidential and anonymous basis. The Code is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Succession Planning

Under our Corporate Governance Policy, the Board of Directors maintains and periodically reviews a succession plan for the Company’s Chief Executive Officer and such other executive officers as it deems appropriate to manage the continuity of leadership in the execution of the Company’s business strategies. The succession plans are based upon recommendations of the Compensation Committee, with input from the Nominating and Corporate Governance Committee.

Board and Management Communication

SpartanNash is committed to open and effective communication between the Board and management. Directors are encouraged to consult with any SpartanNash manager or associate and may visit Company facilities without the approval or presence of corporate management. The Board encourages executive officers to invite managers to Board meetings from time to time who can provide additional insight into matters under discussion. The Board is required to dedicate a substantial portion of at least one meeting per year to discussions with management regarding the Company’s strategic plan.

Director Education

SpartanNash encourages all of its directors to attend continuing education programs so that they may stay abreast of developments in corporate governance and best practices and further develop their expertise. The Board of Directors expects that each director will attend periodically an appropriate continuing director education program.

Nominee Qualifications and the Nominations Process

There are no specific or minimum qualifications or criteria for nomination for election or appointment to the Board of Directors. The Nominating and Corporate Governance Committee identifies and evaluates nominees for director on a case-by-case basis, regardless of who recommended the nominee, and has no written procedures for doing so. The Board has identified certain qualifications, attributes and skills that should be represented on the Board as a whole. These are discussed beginning on page 21.

The Nominating and Corporate Governance Committee may engage and pay fees to third party search firms to assist in identifying possible nominees for director and providing information to assist the Committee in the evaluation of possible nominees.

The Board of Directors expects that there would be no material difference in the manner in which the Nominating and Corporate Governance Committee would evaluate a nominee for director that was recommended by a shareholder.

15	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

Board Diversity

The Board of Directors believes that SpartanNash and its shareholders are best served by having a Board of Directors that brings a diversity of education, experience, skills, and perspective to Board meetings. The Board of Directors may consider factors and characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the Board. Currently:

•	Two of our directors are African-American; and

•	Three of our directors are women.

Shareholder Communications with Directors

Shareholders who wish to send communications to SpartanNash’s Board of Directors may do so by sending them in care of the Secretary at the address set forth on the Notice of Meeting included in this proxy statement. Communications may be addressed either to specified individual directors or the entire Board. The Secretary has the discretion to screen communications that are unrelated to the business or governance of SpartanNash, commercial solicitations, offensive, obscene, or otherwise inappropriate. The Secretary will, however, compile all shareholder communications which are not forwarded and such communications will be available to any director. A copy of our Shareholder Communication Policy can be found in the “Investor Relations—Corporate Governance” section of our website, www.spartannash.com.

16	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS

General

The Board of Directors currently consists of eleven directors. Mr. Sturken will conclude his service as a director at the 2016 Annual Meeting. Following the meeting, the board will consist of ten directors. All directors elected at this year’s Annual Meeting will serve a one-year term, expiring at the 2017 Annual Meeting.

The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should continue to serve as a director for the Company. Except as otherwise indicated, each of these persons has had the same principal position and employment for over five years.

Nominees for Directors

M. Shân Atkins (age 59) has been a director of SpartanNash since 2003. Since 2001, Ms. Atkins has been Managing Director of Chetrum Capital LLC, a private investment firm that she co-founded. Ms. Atkins is a director of Darden Restaurants, Inc., an owner and operator of full service restaurant brands, where she serves on the Audit and Finance Committees. She is also a director of SunOpta, Inc., a manufacturer of healthy beverages and snacks, where she chairs the Audit Committee and serves on the Compensation Committee. She was previously a director of The Pep Boys — Manny, Moe and Jack, until 2015, Tim Hortons, Inc. until 2014, and Shoppers Drug Mart until 2012. Ms. Atkins also serves as a director of True Value Company, a retailer-owned hardware cooperative. Ms. Atkins previously served as a partner in the global consumer and retail practice at Bain & Company, an executive with Sears Roebuck & Company, and an accountant with Price Waterhouse. She has been a member of the Canadian Institute of Chartered Accountants since 1981 and is a certified public accountant. Ms. Atkins’ qualifications to serve on the Board of Directors include her expertise in finance and accounting, her extensive experience as a director of other publicly traded corporations, and her experience in developing and executing strategic plans for major retail organizations.

Dennis Eidson (age 62) has been a director of SpartanNash since October 2007, Chief Executive Officer since October 2008, President of SpartanNash since October 2007, and was our Chief Operating Officer from February 2007 to October 2008, and our Executive Vice President Marketing and Merchandising from March 2003 to February 2007. Prior to joining SpartanNash, Mr. Eidson served as the Divisional President and Chief Executive Officer of A&P’s Midwest region from October 2000 to July 2002, as the Executive Vice President Sales and Merchandising of A&P’s Midwest region from March 2000 to October 2000, and as the Vice President of Merchandising of A&P’s Farmer Jack division from June 1997 to March 2000. Mr. Eidson brings valuable insight and knowledge to the Board due to his service as President and Chief Executive Officer. Mr. Eidson also provides the benefit of his years of service in the grocery retail and distribution industry, including his executive experience at A&P.

17	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Mickey P. Foret (age 70) has been a Director of the Company since the Merger of Spartan Stores and Nash Finch in November 2013. Mr. Foret served as a director of Nash Finch since 2005. Mr. Foret served until 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., an airline company, and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc., a transportation and logistics company. Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer, as well as in other management positions, at Continental Airlines, Inc. Mr. Foret has served as a director of Delta Air Lines, Inc. since October 2008, and as a director of the URS Corporation, an engineering design services firm, from March 2003 to October 2014. The Company believes that Mr. Foret’s business experience, including his roles as Executive Vice President Finance and Chief Financial Officer for a Fortune 500 Company, as well as his extensive experience in financial and capital markets, give him the qualifications and skills to serve as a Director.

Dr. Frank M. Gambino (age 62) has been a director of SpartanNash since 2003. Dr. Gambino is a Professor of Marketing and the Director of the Food & Consumer Packaged Goods Marketing Program at Western Michigan University. He has been on the WMU faculty since 1984. Prior to joining WMU, he had over 15 years of experience in the retail food industry. Dr. Gambino remains active within the food and consumer packaged goods industries at both the national and regional level. He is a frequent speaker, trainer and consultant to a diverse group of industry organizations. Currently, he serves on the Retail Site Development Committee for Wakefern Food Corporation (a grocery retailer cooperative). Dr. Gambino is the current Chair of the Food Industry University Coalition for the National Grocers Association and a member of the Higher Education Council for the Category Management Association. Dr. Gambino’s qualifications to serve on the Board of Directors include his knowledge and expertise in the food industry.

Douglas A. Hacker (age 60) has been a Director of the Company since the Merger. Prior to the Merger, Mr. Hacker served as a director of Nash Finch since 2005. Mr. Hacker is currently an independent business executive and formerly served as Executive Vice President, Strategy for UAL Corporation, an airline holding company, from December 2002 to May 2006. Prior to this position, he served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer from July 1999 to September 2001. Mr. Hacker also serves as a director of Aircastle Limited, a commercial aircraft leasing company, and Travelport Worldwide Ltd., where he chairs the Compensation Committee and serves on the Audit Committee. The Company believes that Mr. Hacker’s extensive experience in financial and operating management, including his prior service as Executive Vice President, Strategy, and his service as Chief Financial Officer of a major airline, in addition to his depth of knowledge in executive compensation give him the qualifications and skills to serve as a Director.

18	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Yvonne R. Jackson (age 66) has been a director of SpartanNash since her appointment to the Board in October 2010. Ms. Jackson is President and Principal of BeecherJackson, Inc., a human resources management consulting firm that she co-founded in 2006. From 2002 to 2005, she served as Senior Vice President, Corporate Human Resources of Pfizer, Inc. From 2006 to 2012, Ms. Jackson served as a director of Winn-Dixie Stores, Inc., a regional grocery retailer, including service as chairperson of Winn Dixie’s Compensation Committee. Ms. Jackson is a former director and member of the Compensation and Nominating and Corporate Governance Committees of Best Buy Co., Inc. Ms. Jackson has over 30 years of experience in human resources, including experience as the most senior human resources executive. Her experience enables her to assist the Board in its deliberations regarding succession planning, compensation and benefits, change management, talent management, organizational management and diversity strategies.

Elizabeth A. Nickels (age 53) has been a director of SpartanNash since 2000. Ms. Nickels is an accomplished senior executive and board member with extensive leadership experience in both emerging and mature business segments. Ms. Nickels served as Executive Director of Herman Miller Foundation from 2012 to 2014. From February 2000 to May 2012, Ms. Nickels served as an executive at Herman Miller, Inc., an office furniture manufacturing company. Ms. Nickels served as Chief Financial Officer of Herman Miller from February 2000 to August 2007 and President of Herman Miller Healthcare from 2007 to 2012. Ms. Nickels served as a director of PetSmart, Inc. from November 2013 to March 2015, and is also a director for Charlotte Russe, a clothing retailer, and Principal Funds, a leading provider of mutual funds. Ms. Nickels has practiced as a certified public accountant and maintains her registration as a C.P.A. Ms. Nickels’ qualifications to serve as a director of SpartanNash include her wealth of experience and knowledge of business, finance and accounting matters gained through nineteen years of executive experience with publicly traded companies.

Timothy J. O’Donovan (age 71) has been a director of SpartanNash since 2003. Mr. O’Donovan is the retired Chairman of the Board and Chief Executive Officer of Wolverine World Wide, Inc., a footwear and apparel company. Mr. O’Donovan served as Chairman of the Board of Wolverine from 2005 through 2009. In April 2007, Mr. O’Donovan retired as Chief Executive Officer of Wolverine, a position which he held since April 2000. Mr. O’Donovan also previously served as a director of Kaydon Corporation until it was acquired in October 2013. Mr. O’Donovan’s qualifications for service as a director of SpartanNash include his extensive experience as a public company executive and more than 25 collective years of experience on public company boards and service on both audit and compensation committees of public company boards.

19	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Major General (Ret.) Hawthorne L. Proctor (age 68) has been a Director of the Company since the Merger, and served as a director of Nash Finch since 2007. Major General (Ret.) Proctor currently serves as Managing Partner of Proctor & Boone LLC Consulting, and Senior Logistics Consultant in the Department of Defense Business Group of Intelligent Decisions, Inc., where he has worked since 2006. Major General (Ret.) Proctor served for nearly 35 years in the United States Army, where he performed with distinction in numerous senior logistics management roles including Commander, Defense Personnel Support Center and later Commander, Defense Supply Center, Philadelphia, 46th Quartermaster General of the United States Army, and J3, or Chief Operating Officer (COO) Defense Logistics Agency. The Company believes that Major General (Ret.) Proctor’s extensive service with the military as a logistician, and his prior leadership of a $3.2 billion enterprise that provided food, clothing and medical supplies to Department of Defense organizations give him the qualifications and skills to serve as a Director.

William R. Voss (age 62) has served as a director of the Company since the Merger. Prior to the Merger, Mr. Voss was the Chairman of the Nash Finch Board of Directors since 2006. Mr. Voss has served for more than 10 years as Managing Director of Lake Pacific Partners, LLC, a private equity investment firm specializing in consumer products and services. He previously served as Chairman and Chief Executive Officer of Natural Nutrition Group, Inc., a food processor; as Chief Executive Officer of McCain Foods, Inc.; and as President and a Director of Pilgrim’s Pride Corporation. The Company believes that Mr. Voss’ extensive experience as an entrepreneur, executive, consultant, investor and director in the consumer products industry, as well as his experience serving as Chairman, President and Director of Fortune 500 companies, gives him the qualifications and skills to serve as a Director.

Retiring Director

Craig C. Sturken (age 72) is the Chairman of the Board of Directors. Mr. Sturken will conclude his service as Chairman and a director at the Annual Meeting. Mr. Sturken has been a director of SpartanNash since March 2003, and was Chief Executive Officer of SpartanNash from March 2003 to October 2008, President of SpartanNash from March 2003 to October 2007, and Chairman of the Board of SpartanNash since August 2003 (including Executive Chairman from October 2008 to February 2011). Mr. Sturken spent his entire career in the grocery industry and has more than 40 years of retail grocery experience. Mr. Sturken is uniquely qualified to serve as a director of SpartanNash by virtue of his four decades of experience in the retail grocery industry and his knowledge of the Company and its operations gained during his service as the Company’s Chief Executive Officer.

20	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and the business priorities. The Company’s core businesses include distributing grocery products to military commissaries and exchanges and independent and corporate-owned retail stores and operating corporate-owned retail supermarkets. Grocery retailing and food distribution is a highly competitive and dynamic business. Accordingly, the Board of Directors believes that at least some of our directors should have experience or specific knowledge in retail or distribution industries at the executive level. The Board believes that directors with experience or in-depth knowledge of the grocery or food industries are uniquely qualified to inform the Board’s deliberations regarding business strategy. The Board has also found it valuable to have a member with specific knowledge and experience with military distribution and logistics. Because merchandising and marketing is central to our business, the Board believes that merchandising and marketing experience should be represented on the Board. In addition, the Board believes that its membership should include directors who have:

•	a high degree of financial expertise;

•	experience with human resources matters;

•	strategic planning skills; and

•	relevant business experience as a chief executive officer or equivalent.

Board Committees

SpartanNash’s Board has three standing committees:

•	the Audit Committee;

•	the Compensation Committee; and

•	the Nominating and Corporate Governance Committee.

Meetings Held in Fiscal 2015
Full Board of Directors	5
Audit Committee	7
Compensation Committee	6
Nominating and Corporate Governance Committee	5

Audit Committee. The Board of Directors has established the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal controls and legal compliance. The Audit Committee oversees management and the independent auditors in the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditors and management with regard to accounting, reporting, and internal controls.

See “Independent Auditors — Audit Committee Approval Policies” for a discussion of the Audit Committee’s procedures for approving services to be provided by the independent auditors to SpartanNash and its subsidiaries.

21	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

The Audit Committee operates under a charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

The Board of Directors has determined that Audit Committee members M. Shân Atkins, Mickey P. Foret and Elizabeth A. Nickels are Audit Committee financial experts, as that term is defined in Item 401(h)(2) of Securities and Exchange Commission Regulation S-K. Under SEC regulations, a person who is determined to be an Audit Committee financial expert will not be deemed an expert for any other purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being designated or identified as an Audit Committee financial expert, and the designation or identification of a person as an Audit Committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Each member of the Audit Committee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934.

Compensation Committee. The Board of Directors has established the Compensation Committee to assist the Board of Directors in fulfilling its responsibilities relating to compensation of the Company’s executive officers and the Company’s compensation and benefit programs and policies. The Compensation Committee operates under a charter adopted by the Board of Directors. A copy of the Compensation Committee Charter is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Each member of the Compensation Committee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10C-1 under the Securities Exchange Act of 1934.

Processes and Procedures. The Compensation Committee reviews executive compensation on a continuous basis each year, with the most comprehensive reviews typically taking place following fiscal year-end. The Committee reviews executive performance, current compensation levels, and compensation benchmarking data and analysis (please see the Compensation Discussion and Analysis section of this Proxy Statement for information about benchmarking analysis). The Committee reviews this information in the context of the Company’s performance and financial results. At the conclusion of this review, the Compensation Committee grants share-based awards if appropriate, establishes goals and objectives for the then-current fiscal year, and may adjust executive salaries. The Compensation Committee’s decision-making process is explained in more detail in the Compensation Discussion and Analysis section of this proxy statement.

Consultants and Advisors. The Compensation Committee is authorized to engage consultants, advisors and legal counsel at the expense of the Company. The Compensation Committee Charter requires that any consultant engaged for the purpose of determining the compensation of executive officers must be engaged directly by the Committee and report to the Compensation Committee. The Compensation Committee has authority to approve contracts with and payment of fees and other compensation of consultants, advisors and legal counsel.

22	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Prior to engaging or receiving advice from any compensation consultant or advisor, the Committee reviews the independence of the proposed consultant or advisor, taking into account the following factors:

•	The advisor’s provision of other services to the Company;

•	The amount of fees received from the Company by the advisor, as a percentage of the advisor’s total revenue;

•	The advisor’s policies and procedures that are designed to prevent conflicts of interest;

•	Any business or personal relationship between the advisor and a member of the Committee or any executive officer of the Company;

•	The advisor’s ownership of any Company stock; and

•	Any other factors identified by applicable securities exchange listing standards.

Participation by Management. The Company’s compensation philosophy and the administration of its various compensation plans are determined by the independent directors of the Compensation Committee. Company policy and Nasdaq rules prohibit participation by the Chief Executive Officer in the process of determining his or her own compensation. The Company’s executive officers and Human Resources associates serve as resources to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request. The Compensation Committee may delegate to the Chief Executive Officer authority to recommend the amount or form of compensation paid to other executive officers and associates subordinate to the Chief Executive Officer, subject to such limitations as the Compensation Committee may require. The Compensation Committee will not delegate to executive officers its authority to approve awards of stock options or other stock compensation.

Share-based Award Policy. The Board of Directors has adopted a Policy Regarding Stock Option Grants and other share-based Awards which provides, among other provisions, that:

•	Share-based awards will not be back-dated.

•	The exercise price for all share-based awards will be based on the market value of SpartanNash common stock on the effective date of award (as defined under the applicable plan);

•

The Company will not time its release of material non-public information for the purpose of affecting the value of executive compensation, or time the grant of compensation awards to take advantage of material non-public information; and

•

Only the Board of Directors or the Compensation Committee, which consists entirely of independent directors, will approve share-based awards. This authority may not be delegated to executive officers or associates.

A copy of the Policy Regarding Stock Option Grants and other Share-based Awards is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Nominating and Corporate Governance Committee. The Board of Directors has established the Nominating and Corporate Governance Committee to assist the Board of Directors in fulfilling its responsibilities by providing independent director oversight of nominations for election to the Board of Directors and leadership in the Company’s corporate governance.

23	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

The Nominating and Corporate Governance Committee has the powers, authority and responsibilities specified in its charter or delegated to the committee by the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Under the Corporate Governance Policy, if the chair of the Board is also the current or former Chief Executive Officer of SpartanNash, the Board will elect a Lead Independent Director from among the directors who are independent under Nasdaq Listing Rule 5605(a)(2). The responsibilities and authority of the Lead Independent Director are described in this proxy statement under the caption “Board Leadership Structure.”

Each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules.

24	SpartanNash Company Proxy Statement

INDEPENDENT AUDITORS

Independent Auditors’ Fees

The aggregate fees billed by Deloitte & Touche LLP to SpartanNash and its subsidiaries for the fiscal years ended January 2, 2016 and January 3, 2015 are as follows:

	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$834,682	$814,300
Audit-Related Fees(2)	—	—
Tax Fees(3)	$13,400	$218,350
All Other Fees	—	—

(1)	Audit services consist of the annual audit, reviews of quarterly reports on Form 10-Q and consultations.

(2)

Audit-related fees consists principally of services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, and other consultations not arising as part of the audit.

(3)

Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditors and that are consistent with the SEC’s rules on auditor independence. Tax compliance and preparation fees account for $13,400 and $103,850 of the total tax fees for fiscal 2015 and 2014, respectively.

Deloitte did not provide any services to SpartanNash or its subsidiaries related to financial information systems design and implementation during the past two fiscal years.

Audit Committee Approval Policies

The Audit Committee Charter sets forth the policy and procedures for the approval by the Audit Committee of all services provided by Deloitte. The charter requires that the Audit Committee pre-approve all services provided by the independent auditors, including audit-related services and non-audit services. The charter allows the Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent auditors’ services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The charter also provides that the Audit Committee has authority and responsibility to approve and authorize payment of the independent auditors’ fees. Finally, the charter sets forth certain services that the independent auditors are prohibited from providing to SpartanNash or its subsidiaries. All of the services described above were approved by the Audit Committee. None of the audit-related fees or tax fees were approved by the Audit Committee pursuant to the de minimus exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, although the Audit Committee Charter allows such approval.

25	SpartanNash Company Proxy Statement

AUDIT COMMITTEE REPORT

The Board of Directors has appointed the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal controls, and legal compliance. The Committee oversees management and the independent public accounting firm in the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Committee serves as a focal point for communication among the Board, the independent public accounting firm, the internal auditors and management with regard to accounting, reporting, and internal controls.

The Committee acts under a charter which has been adopted by the Board of Directors and is available on the Company’s website at www.spartannash.com. The Audit Committee reviews the adequacy of the charter at least annually. The Board of Directors annually reviews the standards for independence for audit committee members under the Nasdaq Listing Rules and has determined that each member of the Audit Committee is independent. The Board of Directors has also determined that three members of the Audit Committee are audit committee financial experts under Securities and Exchange Commission rules.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting, the Company’s disclosure controls and internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and providing an attestation report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed, and discussed with management and the independent accountants, the Company’s audited financial statements for the year ended January 2, 2016, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent accountants’ attestation report on the Company’s internal control over financial reporting. The Audit Committee has discussed with the independent accountants the matters required to be discussed under applicable auditing standards. The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountants their independence. This included consideration of the compatibility of non-audit services with the accountants’ independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in SpartanNash’s report on Form 10-K for the period ended January 2, 2016.

Respectfully submitted,

Mickey P. Foret, Chair

M. Shân Atkins

Dr. Frank M. Gambino

Elizabeth A. Nickels

Hawthorne L. Proctor

26	SpartanNash Company Proxy Statement

OWNERSHIP OF SPARTANNASH STOCK

The following table sets forth the number of shares of SpartanNash common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of SpartanNash’s outstanding shares of common stock as of January 2, 2016, and each of our directors and nominees for director, each executive officer named in the Summary Compensation Table below and all directors, nominees for director and executive officers of SpartanNash as a group are deemed to have beneficially owned as of January 2, 2016. Information reported with respect to beneficial owners other than SpartanNash nominees, directors, and officers is based entirely on the most recent Schedule 13-G or amendment filed by the listed party as of April 5, 2016, and the Company assumes no responsibility for such reports. Ownership of less than 1% of the outstanding shares of common stock is indicated by asterisk.

Name of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class(1)(2)
5% Owners
BlackRock Inc.(3)	3,422,114	3,515,804	—	3,515,804	9.4%
Dimensional Fund Advisors LP(4)	3,086,664	3,211,120	—	3,211,120	8.5%
Nominees, Directors, and Officers					*
Theodore Adornato	89,739	—	—	89,739	*
M. Shân Atkins	41,299	—	—	41,299	*
Dennis Eidson	317,439	—	2,400	319,839	*
Mickey P. Foret	17,692	—	—	17,692	*
Dr. Frank M. Gambino	34,671	—	—	34,671	*
Douglas A. Hacker	22,665	—	—	22,665	*
Yvonne R. Jackson	19,496	—	—	19,496	*
Derek R. Jones	81,240	—	—	81,240	*
Kathleen M. Mahoney	48,452	—	—	48,452	*
Elizabeth A. Nickels	40,116	—	—	40,116	*
Timothy J. O’Donovan	45,817	—	5,000	50,817	*
Hawthorne L. Proctor	13,649	—	—	13,649	*
David M. Staples	125,975	—	—	125,975	*
Craig C. Sturken	60,419	—	—	60,419	*
William R. Voss	37,348	—	—	37,348	*
All directors, nominees and executive officers as a group (19 persons)	1,220,205	—	7,400	1,227,605	3.3%

(1)

The percentages set forth in this column were calculated on the basis of 37,600,166 shares of common stock outstanding as of January 2, 2016. For SpartanNash nominees, officers, and directors, the number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person as of January 2, 2016. These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

27	SpartanNash Company Proxy Statement

OWNERSHIP OF SPARTANNASH STOCK (cont’d)

(2)

These numbers include shares held directly and shares subject to options that are currently exercisable or that will be exercisable within 60 days after January 2, 2016. Each listed person having such stock options and the number of shares subject to such options are shown in the table below (includes “out-of-the-money” options):

Theodore Adornato	18,200
M. Shân Atkins	9,462
Dennis Eidson	94,520
Mickey P. Foret	—
Dr. Frank M. Gambino.	4,786
Douglas A. Hacker	—
Yvonne R. Jackson	—
Derek R. Jones	—
Kathleen M. Mahoney	—
Elizabeth A. Nickels	9,462
Timothy J. O’Donovan	9,462
Hawthorne L. Proctor	—
David M. Staples	42,300
Craig C. Sturken	29,000
William R. Voss	—
All directors, nominees and executive officers as a group (19 persons)	261,992

(3)	Based on a Schedule 13G/A filed January 27, 2016 by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.

(4)	Based on a Schedule 13G/A filed February 9, 2016 by Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

28	SpartanNash Company Proxy Statement

SPARTANNASH’S EXECUTIVE OFFICERS

SpartanNash’s executive officers are appointed annually by, and serve at the pleasure of, the Board or the Chief Executive Officer.

Biographical information for Mr. Eidson is included above in the “Board of Directors” section of this proxy statement. The following sets forth biographical information as of the date of this proxy statement concerning SpartanNash’s executive officers who are not directors:

Theodore C. Adornato (age 62) has served as Executive Vice President Retail Operations since November 2013 and from February 2003 to January 2013. From January 2013 to November 2013, Mr. Adornato and Derek R. Jones exchanged duties, with Mr. Adornato serving as Executive Vice President Wholesale Operations, as part of an effort to promote a greater exchange of knowledge and perspective between the Company’s two business operations, and provide new leadership opportunities for members of its executive team. Before joining the Company, Mr. Adornato served as Regional Vice President of Tops Markets, L.L.C., Eastern Region, a subsidiary of Royal Ahold, from 1998 to 2003. Previously, Mr. Adornato held various management positions with Tops Markets and Acme Markets, Inc.

Edward L. Brunot (age 52) has served as Executive Vice President and President of MDV since the Merger. Prior to the Merger, Mr. Brunot served with Nash Finch as Executive Vice President and President and Chief Operating Officer of MDV since March 2012. Mr. Brunot served as Nash Finch’s Senior Vice President and President and Chief Operating Officer of MDV from February 2009 to March 2012. Mr. Brunot joined Nash Finch in July 2006 as Senior Vice President, Military. Mr. Brunot previously served as Senior Vice President, Operations for AmeriCold Logistics, LLC from December 2002 to May 2006, where he was responsible for 29 distribution facilities in the Western Region. Before that, Mr. Brunot was Vice President of Operations for CS Integrated from 1999 to 2002. Mr. Brunot served as a Captain in the United States Army and holds a BS degree from the United States Military Academy, West Point and an MS degree from the University of Scranton.

David deS. Couch (age 65) has served as Vice President Chief Information Officer since the Merger. From 1996 until the Merger, he served as the Company’s Vice President Information Technology. From 1991 to 1996, Mr. Couch was our Director of Information Technology. Prior to joining Spartan Stores in 1987, Mr. Couch was a Product Manager for the Colorado Telecommunication Division of Hewlett Packard Corporation, Technical Services Manager for the Loveland Instrument Division of Hewlett Packard Corporation, and Manager of Computer Services at General Foods Corporation in Battle Creek Michigan, and on the Processing Facilities Design Team for General Foods in White Plains, New York. Mr. Couch has taught college classes in communications and data center management. He holds a BS degree in Business Administration and a MS degree in Computer Science from University of Arizona.

Derek R. Jones (age 47) was promoted to the position of Executive Vice President, President of Wholesale and Distribution Operations in March 2015. Prior to his promotion, Mr. Jones served as Executive Vice President Food Distribution since November 2013 and from June 2009 until his exchange of duties with Mr. Adornato (as noted above) in January 2013. Mr. Jones served as Spartan Stores’ Executive Vice President Supply Chain from September 2006 until June 2009. From March 2004 to August 2006, Mr. Jones was Vice President of Distribution for Unisource Worldwide, Inc., a marketer and distributor of printing and imaging systems and equipment. From July 2000 to March 2004, Mr. Jones was Regional Vice President of Supply Chain Operations for Office Depot, Inc., a global supplier of office products and services.

29	SpartanNash Company Proxy Statement

SPARTANNASH’S EXECUTIVE OFFICERS (cont’d)

Jerry L. Jones (age 64) has served as Senior Vice President Human Resources since October 2012 and previously served as Vice President Human Resources since joining the Company in 2009. Mr. Jones previously served as Senior Vice President Human Resources of Jitney Jungle Stores of America, a supermarket chain in the Southeastern U.S. that was acquired by Winn Dixie.

Kathleen M. Mahoney (age 61) was appointed Executive Vice President Chief Legal Officer in November 2015. She continues to serve as Secretary. Prior to this most recent appointment, she served as Executive Vice President General Counsel since the Merger. Ms. Mahoney oversees the Company’s legal, aviation, corporate communications, community development, and government relations functions. Prior to the Merger, Ms. Mahoney served as Executive Vice President General Counsel and Secretary for Nash Finch, where she oversaw legal, aviation, risk management, asset protection, safety, environmental, and insurance procurement and claims management. Ms. Mahoney served in several executive and managerial positions with Nash Finch since joining the company in 2004. Prior to working at Nash Finch, she was the Managing Partner of the St. Paul office of Larson King, LLP. Previously, she spent 13 years with the law firm of Oppenheimer, Wolff & Donnelly, LLP, where she served in a number of capacities including Chair of the Labor and Employment Practice Group and Managing Partner of the St. Paul office. Ms. Mahoney served as Special Assistant Attorney General in the Minnesota Attorney General’s office for six years. She clerked for the Honorable Douglas K. Amdahl, Minnesota Supreme Court Justice and the Honorable Neal P. McCurn, United States District Court Judge for the Northern District of New York.

Larry Pierce (age 61) Larry Pierce has served as Executive Vice President, Merchandising and Marketing since July 2014, and served in that position on an interim basis from August 2013 to July 2014. From 2008 to 2014, Mr. Pierce was the Vice President Center Store Merchandising for SpartanNash. Mr. Pierce joined the Company in 2008 after serving in a variety of positions with Coca-Cola Enterprises, including Vice President of Sales for the Supermarket, Mass and Convenience channels.

David M. Staples (age 53) has served as Executive Vice President Chief Operating Officer since March 2015. Mr. Staples also performed the duties of Chief Financial Officer on an interim basis until April 11, 2016, when Christopher Meyers joined the Company. Prior to his promotion, Mr. Staples served as Executive Vice President since November 2000 and Chief Financial Officer since January 2000. Mr. Staples also served as Vice President Finance from January 2000 to November 2000. Mr. Staples oversees the Company’s Food Distribution, Retail, and Military segments. In addition, he oversees information technology, real estate, finance, treasury, and risk management. From December 1998 to January 2000, Mr. Staples served as Divisional Vice President Strategic Planning and Reporting of Kmart Corporation and from June 1997 to December 1998 he served as Divisional Vice President Accounting Operations. He is a certified public accountant.

30	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors has appointed the Compensation Committee to assist the Board in fulfilling its responsibilities relating to compensation of the Company’s executive officers and the Company’s compensation and benefit programs and policies. The Compensation Committee determines and implements the Company’s executive compensation philosophy, structure, policies and programs, and administers and interprets the Company’s compensation and benefit plans.

Our named executive officers for fiscal 2015 were:

Name	Title
Dennis Eidson	Chief Executive Officer and President
David Staples	Executive Vice President and Chief Operating Officer (interim Chief Financial Officer)
Derek R. Jones	Executive Vice President, President of Wholesale and Distribution Operations
Theodore C. Adornato	Executive Vice President Retail Operations
Kathleen M. Mahoney	Executive Vice President Chief Legal Officer and Secretary

Our compensation programs are designed to attract and retain leadership talent consistent with our performance goals. The following discussion provides information regarding the achievements that the compensation program is designed to reward, the elements of the compensation program, the reasons why we employ each element and how we determine amounts paid.

Executive Summary and Highlights

Business Context

In fiscal 2015, we continued to build on the solid foundation we have established over the past two years, delivering another year of earnings growth in a challenging environment. Although we face economic and competitive headwinds, we believe we have positioned the Company for continued earnings growth in 2016 and beyond. Key accomplishments include:

•	Earnings Growth. Earnings per share increased 7% to $1.66 per diluted share for fiscal 2015 (including the impact of the 53rd week in fiscal 2014).

•	Increased Cash Flow. The Company generated $219.5 million in cash flow from operations, a 58% increase from the prior year.

•	Reduced Debt. The Company reduced its long-term debt by $75 million.

•	Increased Dividends. The Board of Directors increased the dividend rate by 12.5% for fiscal 2015, and approved an additional 11% increase for fiscal 2016.

Executive Compensation Decisions in Fiscal 2015 — In General

The Compensation Committee believes that the Company’s policies and programs in effect during fiscal 2015 provided competitive compensation that rewarded executive performance. Consequently, it generally did not make significant changes to the Company’s compensation programs or policies in fiscal 2015.

31	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Chief Executive Officer Compensation

For fiscal 2015, the Board approved the following changes to our CEO’s compensation:

•

Mr. Eidson’s equity incentive compensation and long-term cash incentive compensation opportunity (at the target level) were increased by 20% over the prior year to move his compensation closer to the median level for CEO’s at similar companies.

•	No change was made to Mr. Eidson’s annual incentive opportunity as a percentage of his salary.

•	Mr. Eidson received a 3% increase in base salary.

Mr. Eidson’s total compensation (as shown on the Summary Compensation Table) increased 19% over the prior year, driven primarily by the fact that certain long-term cash incentive awards were earned in 2015, while no such awards were scheduled to be earned in 2014. This increase was partially offset by a 22% decrease in Mr. Eidson’s annual cash incentive compensation due to relatively lower consolidated net earnings performance.

Other Named Executive Officer Compensation

•

Annual Cash Incentive. The Company’s adjusted consolidated net earnings performance was approximately 98% of target, resulting in a payout of 92% of target annual cash incentive for awards based on corporate performance.

•

Long Term Cash Incentive. The Company’s Adjusted EPS, net sales, and merger synergies performance for fiscal 2015 was 99%, 95%, and 153% of target, respectively. As a result, our named executive officers (other than Ms. Mahoney, who joined the Company after the award was made) earned a long-term cash incentive award at 93%, 75%, and 200% of target, respectively, for those metrics.

•

Promotion of David Staples. In March 2015, David M. Staples was promoted to Executive Vice President Chief Operating Officer. In conjunction with this promotion, Mr. Staples received a base salary increase of 20%, and a 42% increase in his long-term cash and equity incentive compensation at the target level.

•

Promotion of Derek Jones . Mr. Jones was promoted to Executive Vice President, President of Wholesale and Distribution Operations in March 2015. Mr. Jones received a base salary increase of 19%, and his annual cash incentive opportunity at the target level was increased by 15% from 55% of salary to 70% of salary. Mr. Jones also received a 28% increase in his long-term cash and equity compensation opportunity at the target level. Mr. Jones received an additional grant of restricted stock having a grant date fair value of approximately $450,000 which will be subject to a five-year service condition and will vest in full (“cliff vest”) on March 1, 2020.

•

Promotion of Kathleen Mahoney and other compensation actions. Ms. Mahoney was promoted to Chief Legal Officer in November 2015. In conjunction with this promotion, Ms. Mahoney received a salary increase of 12%. Ms. Mahoney also earned a retention bonus on the second anniversary of the merger. Mr. Adornato and Ms. Mahoney each received an 8% increase in long-term cash and equity incentive compensation at the target level.

32	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Plan Design Changes

•

No changes were made to the overall design of the annual incentive plan or long-term cash incentive plan for fiscal 2015, except that that adjusted EBITDA replaced merger synergies as a performance metric in the long-term cash incentive plan.

•

In 2015, the Company adopted two shareholder-approved plans: the SpartanNash Company Stock Incentive Plan of 2015 and the SpartanNash Company Amended and Restated Executive Cash Incentive Plan of 2015. Each plan replaced an expiring plan.

•	Stock and cash incentive award opportunities granted to our named executive officers in 2016 have been made under the plans approved in 2015.

•	The Executive Cash Incentive Plan is substantially the same as its predecessor plan

•

The Stock Incentive Plan of 2015 is similar to its predecessor plan, but the 2015 plan eliminates automatic vesting of awards upon a change in control and includes one year minimum vesting period for awards.

Compensation Decisions for Fiscal 2016

•

For fiscal 2016, the Compensation Committee approved a change to the annual incentive award. The award for 2016 will be based in part on adjusted consolidated net earnings (80%) and on net sales (20%). Previously, the award was based entirely on adjusted consolidated net earnings.

•

The Compensation Committee also adjusted the metrics for the long-term cash incentive award. The award for the period covering fiscal 2016 through fiscal 2018 will be based on earnings per share (40%), adjusted consolidated EBITDA (40%), and the remaining 20% will be based on return on invested capital (“ROIC”). The ROIC component replaces net sales.

33	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Pay Practices

The Committee also reviews the Company’s compensation programs to use best practices and avoid poor pay practices. Below is a summary of certain practices we have implemented to serve our compensation philosophies, and certain practices we have avoided because we believe they do not serve our shareholders’ long-term interests.

The practices we follow:	The practices we DON’T follow:
✓ At-risk compensation. A majority of the compensation paid to our named executive officers is “at-risk” and requires specific and disclosed financial performance, continued employment, or both;	Ó No guaranteed salary increases; Ó No guaranteed bonus; and Ó No repricing of options without shareholder approval.
✓ Pay for performance. All performance payouts for named executive officers are based on financial performance linkage; all financial goals — both short-term and long-term metrics and targets;
✓ Double-trigger severance arrangements. Our severance agreements provide for double-trigger payments upon change in control;
✓ Double-trigger equity vesting. Beginning in 2016, our equity incentive plan provides for double-trigger vesting of equity awards upon a change in control;
✓ Limited perquisites. Perquisites are limited to certain tax and financial planning benefits and annual physical examinations made available to our executives; and

✓ Executive stock retention. Each executive is required to hold at least 50% of any shares acquired through the Company’s stock incentive plans and other forms of stock based compensation until the executive is in compliance with our stock ownership guidelines.

In addition to the elements of compensation discussed above, our executives participate in certain defined benefit and deferred compensation plans. These plans are discussed below under the captions “Pension Benefits,” “Qualified Defined Contribution Retirement Plan,” and “Non-Qualified Deferred Compensation.”

34	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Clawback Policy

The Company maintains a clawback policy providing that under certain circumstances, the Company may recover incentive compensation paid to any current or former associate holding a position of Vice President or a more senior position. The compensation is recoverable if: (a) there is a restatement of all or a portion of the Company’s financial statements due to material non-compliance with financial reporting requirements, (b) the incentive compensation was based on materially inaccurate financial statements or performance metrics, or (c) the associate engaged in ethical misconduct, serious wrongdoing, or violation of applicable legal or regulatory requirements. The Company may recover any incentive compensation paid within the three years prior to the applicable event or conduct.

Mix of Compensation Elements

When determining the mix of awards, the Compensation Committee considers factors such as the short-term and long-term compensation expense to the Company, the economic value delivered to the executives, the overall level of share ownership by the executives, share availability under Company plans, annual share usage and dilution of shareholders, and practices at the Peer Group Companies.

Pay for Performance

Our executive compensation elements and programs reflect our “pay for performance” philosophy. The Compensation Committee and the Board have implemented and intend to maintain compensation plans that link a substantial portion of executive compensation to the achievement of goals that the Board considers important.

As a result of this general policy, a substantial portion of the compensation paid to our executives is incentive-based and therefore “at-risk.” The value of restricted stock awards to our named executive officers depends on the value of the share price. Our executive officers do not realize value from annual or long-term cash incentive awards under the Company’s Executive Cash Incentive Plan of 2010 (the “Executive Plan”) unless the Company meets specified minimum financial goals. The tables above illustrate the importance of at-risk compensation in our compensation programs.

35	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The tables below present analysis of the pay for performance relationship for the most recently available data (2012 through 2014). The purpose of the analysis is to evaluate whether the Company’s CEO compensation programs are aligned with the Company’s total shareholder return (“TSR”), as measured against the Peer Group Companies. The analysis reflects that CEO realizable compensation was reasonably aligned with total shareholder return for the period. For the purposes of this analysis, “realizable compensation” includes base salary, annual incentives, intrinsic value of options, restricted stock, and performance plan payouts. The Company believes that this analysis supports the Compensation Committee’s view that the performance-based long-term cash incentive plan has contributed to the alignment of the CEO’s pay and performance.

Analysis of Compensation Elements for Fiscal 2015

Overview

The following is a discussion of key compensation programs and decisions for fiscal 2015.

1. Base Salaries

The Compensation Committee approved a 3% increase in Mr. Eidson’s base salary for fiscal 2015. The other named executive officers received base salary increases ranging from 3% to 20%, as discussed above.

2. Annual Cash Incentive Awards.

Each named executive officer was granted an opportunity to earn an annual incentive award under the Executive Plan. For Messrs. Eidson and Staples, and Ms. Mahoney, the value of the annual incentive award is dependent on the Company’s achievement of specified levels of adjusted consolidated net earnings and is paid in cash. For Mr. Adornato and Mr. Jones, a portion of their annual incentive award is based on the performance of their respective business units. Specifically, 25% of Mr. Adornato’s award is based on retail performance, and 25% of Mr. Jones’ annual incentive award is based on a combination of individual performance, Food Distribution performance, and MDV performance; the remaining 75% of each award is based on corporate performance. For all named executive officers, if the threshold level of adjusted consolidated net earnings is not achieved, then no award is paid for the fiscal year, regardless of business unit performance.

36	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

ANNUAL CASH INCENTIVE AWARD PAYOUT DESIGN

	Adjusted Consolidated Net Earnings (in thousands)	Percentage of Targeted Consolidated Net Earnings Achieved for Fiscal 2015	Percent of Target Annual Incentive Award Paid*
Threshold	$59,427	80.0%	10.0%
Target	74,284	100.0%	100.0%
Maximum	86,392	116.3%	200.0%
Actual**	72,846	98.1%	91.5%
*	The threshold, target, and maximum annual incentive award for each named executive officer is reported in the Grants of Plan-Based Awards Table in this proxy statement. The percentage of Target annual incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified above.
**	Company’s actual performance is after adjustments for extraordinary items as approved by the Board of Directors under the terms of the Executive Plan.

3. Long-Term Incentive Awards

The long-term incentive award opportunity provided to executive officers consists of mix of restricted stock and multi-year performance-based cash awards. The Company continued this program (illustrated in the table below) for fiscal 2015. Each long term opportunity award consisted of:

•	50% restricted stock; and

•	50% cash, based on the achievement of metrics described below.

Long-Term Cash Incentive Awards. In February 2015, each named executive officer was granted an opportunity to earn a long-term cash incentive award under the Executive Plan, to be earned and vested over a three-year period. Each awards is based on three metrics:

1.	Adjusted EPS — a basis for the valuation of our stock and an effective measure of the growth of shareholder wealth

2.	Net sales — top-line revenue growth is the fundamental driver of profit.

3.	Adjusted EBITDA — which we define as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of net earnings. The Compensation Committee selected adjusted EBITDA as a performance metric because it is an effective means of measuring operating performance of the Company as a whole.

The portion of the February 2015 award opportunity for each named executive officer is as follows:

Performance Measurement (For Fiscal 2015 through Fiscal 2016)	Percentage of Long-Term Cash Incentive Award
Adjusted EPS	40%
Net Sales	20%
Adjusted EBITDA	40%

37	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The amount of each component of the long-term incentive award earned for the three year performance period will be determined according to the following matrices (the percentage of Target long-term cash incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified in each table):

FEBRUARY 2015 LONG-TERM CASH AWARD

ADJUSTED EPS COMPONENT

	Percentage of Earnings Per Share Achieved	Percent of Target Long-Term Cash Incentive Award Paid
	<80%	0%
Threshold	80.0%	10.0%
Target	100.0%	100.0%
Maximum	≥116.3%	200.0%

FEBRUARY 2015 LONG-TERM CASH AWARD

ADJUSTED EBITDA COMPONENT

	Percentage of Adjusted EBITDA Achieved	Percent of Target Long-Term Cash Incentive Award Paid
	<90%	0%
Threshold	90.0%	50.0%
Target	100.0%	100.0%
Maximum	≥105.0%	200.0%

FEBRUARY 2015 LONG-TERM CASH AWARD

NET SALES COMPONENT

	Percentage of Net Sales Achieved	Percent of Target Long-Term Cash Incentive Award Paid
	<80%	0%
Threshold	90.0%	50.0%
Target	100.0%	100.0%
Maximum	≥106.0%	200.0%

The potential values of the long-term cash incentive award for each named executive officer are set forth below.

Name	Adjusted EPS (40%)			Adjusted EBITDA 40%)			Net Sales (20%)			Target Long-Term Cash Incentive Award Value ($)
	Threshold ($)	Target ($)	Max. ($)	Threshold ($)	Target ($)	Max. ($)	Threshold ($)	Target ($)	Max. ($)
Eidson	48,000	480,000	960,000	240,000	480,000	960,000	120,000	240,000	480,000	1,200,000
Staples	15,600	156,000	312,000	78,000	156,000	312,000	39,000	78,000	156,000	390,000
Jones	8,980	89,800	179,600	44,900	89,800	179,600	22,450	44,900	89,800	224,500
Adornato	7,560	75,600	151,200	37,800	75,600	151,200	18,900	37,800	75,600	189,000
Mahoney	7,560	75,600	151,200	37,800	75,600	151,200	18,900	37,800	75,600	189,000

38	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The following table shows the status of all outstanding long-term incentive cash awards as of January 2, 2016 under the long-term cash incentive program.

Award Date	Performance Measure	Performance Period	Actual Performance[1] as % of Target	Payout Earned	End of Service Period	Payout Due
February 25, 2015	Adj. EPS	FYE 12/30/17	TBD	TBD	12/30/17
	Net Sales	FYE 12/30/17	TBD	TBD	12/30/17	After fiscal 2017
	EBITDA	FYE 12/30/17	TBD	TBD	12/30/17
February 27, 2014	Adj. EPS	FYE 12/31/16	TBD	TBD	12/31/16	After fiscal 2016
	Net Sales	FYE 12/31/16	TBD	TBD	12/31/16
	Merger Synergies	FYE 12/31/16	TBD	TBD	12/31/16
May 14, 2013, as modified	Adj. EPS	FYE 1/2/16	98.5%	93.3%	May 2016	May 2016[2]
	Net Sales	FYE 1/2/16	95.1%	75.5%	May 2016
	Merger Synergies	FYE 1/2/16	153.3%	200.0%	May 2016
May 14, 2013, as modified	Adj. EPS	FYE 12/28/13	108.6%	152.8%	May 2016	May 2016[2]
	ROIC	FYE 12/28/13	100.0%	100.0%	May 2016

[1]	Company’s actual performance is after adjustments for extraordinary items approved by the Board of Directors under the terms of the Executive Plan.

[2]

Will not be paid unless the named executive officer satisfies the continued service requirement and is employed through the end of the service period. Due to the change in the Company’s fiscal year end from the last Saturday in March to the Saturday that is closest to December 31, the Compensation Committee determined to adjust the original three-year award by creating two separate performance periods, with the first covering the 39-week transition period ending December 28, 2013, and the second covering the 105-week period following the end of the transition period (which consists of the fiscal years ended January 3, 2015 and January 2, 2016). The Compensation Committee did not change the original three-year service schedule, and thus the awards for each of the performance periods will be subject to a service period ending May 1, 2016.

Objectives of SpartanNash’s Compensation Programs

The primary objectives of the Company’s compensation are to:

•	attract, retain, motivate, and reward talented executives who are critical to the current and long-term success of the Company;

•

provide an overall level of compensation opportunity that is competitive within the markets in which SpartanNash competes and within a broader group of companies of comparable size, financial performance, and complexity;

•	provide targeted compensation levels that are consistent with the 50th percentile of competitive market practices for each pay component (base salary, annual incentives, and long-term incentives);

•	support SpartanNash’s long-range business strategy;

•	reward and retain the Company’s executives and compensate for individual performance; and

•	align the interests of the executives with those of the shareholders by linking compensation to the Company’s performance and share price.

39	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

How the Compensation Committee Determines Compensation Levels

The processes the Compensation Committee follows when determining pay levels are discussed in more detail below.

Overview

The Compensation Committee’s overall decision-making process is summarized as follows:

•

the Committee reviews with its independent compensation consultant recent trends and developments in executive compensation, including salaries, short-term and long-term incentive plan targets and payouts, equity awards, and perquisites and benefits;

•	the Committee reviews publicly disclosed grants of share-based awards to named executive officers at the Peer Group Companies and other relevant companies;

•

the Company’s executive officers and Human Resources and Finance associates serve as resources to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request;

•	the Committee reviews and analyzes data to determine the median level of compensation for each type of compensation paid for comparable positions at comparable companies;

•

the Committee compares the compensation of the Company’s executives to compensation at the comparable companies in the context of the Company’s financial performance, economic conditions, and other factors; and

•

the Committee sets compensation opportunities for our executives to target generally the median levels for comparable companies, but makes adjustments for a number of considerations discussed below, including individual performance, company performance, past compensation, and other factors.

Market Benchmarking

In general, the Compensation Committee seeks to provide target compensation opportunities that are competitive with the market levels for each major category of compensation for executives in similar positions at companies of comparable size, financial performance, industry and complexity. As part of this overall analysis, the Committee reviews survey data provided by its compensation consultants, and engages in benchmarking of selected companies (referred to as “Peer Group Companies”).

The Compensation Committee reviews the constituents of the Peer Group Companies from time to time to help ensure that the group is fairly comparable to the Company. Changing business models, mergers, growth, and other factors may necessitate adjustments. The Peer Group Companies for fiscal 2015 were as follows:

SUPERVALU Inc.

CH Robinson Worldwide Inc.*

SYNNEX Corp.

Henry Schein, Inc.*

The Pantry, Inc.

WESCO International Inc.

40	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Core-Mark Holding Company, Inc.

Casey’s General Stores, Inc.

Ryder System, Inc.

Anixter International Inc.

The Andersons, Inc.

United Natural Foods, Inc.

Roundy’s, Inc.*

For 2016, the Peer Group Companies will exclude the companies identified with an asterisk (*) above, and will include Owens & Minor, Inc., Vertiv Corporation, and Essendent Inc.

In addition to determining the median level for a compensation category at the Peer Group Companies, the Committee analyzes competitive compensation practices in the general industry for those positions that may be occupied by officers and executives recruited from outside of the wholesale and retail grocery business and performs regression analysis to adjust to SpartanNash’s revenue size in these cases.

Market levels serve only as a reference point; the Committee also considers:

•	individual performance;

•	time each executive has served in the position;

•	the experience of each executive;

•	future potential of the executive;

•	internal equity;

•	retention concerns; and

•	Company performance.

Evaluating Individual Performance

Each year, the Compensation Committee reviews and evaluates individual executive performance as part of its decision making process. The Chairperson of the Compensation Committee coordinates the Board’s review of the individual performance of the Chief Executive Officer. The Chairman of the Board, Lead Independent Director and the Chair of the Compensation Committee communicate the Board’s review to the Chief Executive Officer.

For the named executive officers other than the Chief Executive Officer, the Chief Executive Officer reviews with the Compensation Committee and the full Board of Directors an evaluation of each executive officer’s performance.

As discussed above, individual performance is only one factor among several that the Compensation Committee considers in making these adjustments, and there is no prescribed formula or mechanism for translating individual performance into specific amounts of compensation. The Compensation Committee’s decision-making process necessarily involves the Committee’s informed judgment with respect to individual executive performance in the context of many considerations and criteria, none of which are individually controlling, including experience, potential of the executive, retention concerns, recent compensation of the executive, internal pay equity, Company performance, and general industry and economic conditions.

41	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Internal Pay Equity

The ratio between Chief Executive Officer compensation and other named executive officer compensation is used by some as an indicator of internal pay equity. For SpartanNash as of fiscal 2015, the ratio of the CEO’s target total direct compensation (salary, annual bonus opportunity, and long-term incentive opportunity) to the average target total direct compensation of the other named executive officers was 3.4 to 1. The Compensation Committee believes that this ratio is generally in line with the normal market range between 3.0 and 3.5 to 1.

Use of Independent Compensation Consultants

Since 2010, the Compensation Committee has engaged Willis Towers Watson (“WTW”), formerly Towers Watson, a compensation consulting firm, to provide objective research and analysis regarding compensation best practices and current information regarding compensation levels at companies of similar type, size, and financial performance. The Compensation Committee instructed WTW to provide advice and guidance on compensation proposals, including changes to compensation levels, the design of incentive plans and other forms of compensation, and to provide information about market practices and trends. Typically, WTW attends Compensation Committee meetings, reviews existing compensation programs for consistency with our compensation philosophy and current market practices and produces the comparative information derived from peer group and published survey data that the Compensation Committee reviews when setting compensation. With respect to fiscal 2015, WTW’s activities included:

•	performing a market review of executive officer compensation components;

•	reviewing our annual and long-term incentive plan design structure;

•	reviewing the composition of the peer group we use for executive compensation benchmarking purposes;

•	reviewing current issues and trends in executive compensation;

•	assisting with executive compensation disclosures for the annual proxy filing;

•	reviewing the pay-for-performance alignment of our executive compensation programs; and

•	Performing a market review of non-associate director compensation

The Compensation Committee has adopted the practice of engaging an independent compensation consultant to provide a full review and analysis of executive compensation data every two years rather than annually. The Compensation Committee requested and received a full review and analysis from the compensation consultant in fiscal 2015. For years in which the consultant does not provide a full review, the Compensation Committee considers analysis of named executive officer compensation compared to the Peer Group Companies, and reviews compensation history, market trends in executive compensation, updated information and analysis provided in the previous year by the compensation consultant. Alternate years provide the Compensation Committee opportunity to engage compensation consultants in analysis of other areas of executive compensation, such as stock ownership, change-in-control, and regulatory issues. The Compensation Committee also reviews and considers from time to time independent compensation studies, compilations, analysis and surveys that are not specifically prepared or commissioned for the Company.

42	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Stock Ownership Guidelines

SpartanNash’s Board of Directors has established stock ownership guidelines for corporate officers. These guidelines are designed to help ensure that officers share downside risk and upside potential with other shareholders. Our executive officers are expected to achieve and maintain a level of stock ownership having a value that is approximately equal to or greater than a percentage of the executive’s annual base salary. The percentages are as follows:

Position	Percentage of Base Salary
Chief Executive Officer	500%
President	400%
Executive Vice Presidents	300%
Senior Vice President	200%
Vice Presidents; Regional and Divisional Vice Presidents	100%

Until the specified level of ownership is achieved, executives are required to hold at least 50% of all shares acquired (net of taxes) through the Company’s stock incentive plans and other forms of stock based compensation. As of January 2, 2016, all of the Company’s named executive officers were in compliance with the Company’s stock ownership policy.

Personal Benefits and Perquisites

Perquisites play a minor role in the Company’s compensation program. The Company has retained a firm to provide tax and financial planning services for its named executive officers. SpartanNash does not provide its executives with perquisites such as club memberships, automobiles, or personal travel unrelated to our business.

Risk Considerations

The Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	we structure our pay to consist of both fixed compensation and variable compensation;

•	we cap our cash incentive opportunity;

•	equity awards generally vest over four or five years, creating incentives for long-term growth;

•	we have strict internal controls;

•	the Company may recover incentive-based compensation under the Company’s clawback policy; and

•	we have stock ownership guidelines.

Severance and Change in Control Payments

SpartanNash believes that severance payments upon certain terminations of employment benefit the Company and the shareholders by allowing executives to remain focused during uncertain times while also obtaining restrictive covenants for the benefit of the Company. SpartanNash also believes

43	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

that benefits payable upon a “double-trigger” of both termination of employment and a change in control benefit the Company and the shareholders by motivating and encouraging each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, and by motivating the executives in the period leading up to a potential change in control. To accomplish these goals, SpartanNash has entered into an employment agreement and an executive severance agreement with each named executive officer, which are discussed in more detail elsewhere in this proxy statement.

Under the terms of our equity based compensation plans and our executive employment and severance agreements, the Chief Executive Officer and other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a change in control of the Company. The specific terms of these arrangements and an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end are described in detail in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.” The terms and conditions of these arrangements are the result of arms-length negotiations between the Compensation Committee and the Company’s executive officers.

The termination of employment provisions of the executive employment and severance agreements are intended, in part, to address retention concerns by providing these individuals with a certain amount of compensation that would offset the potential disincentive to support an effort that would result in a change in control of the Company that could threaten the executive’s own jobs. From time to time, the Compensation Committee reviews and reassesses the termination and change in control arrangements with the named executive officers to determine whether the arrangements effectively serve their intended purposes and are consistent with prevailing practices for the markets in which the Company competes for executive talent. The Committee typically engages a compensation consultant to assist the determination of prevailing market practices.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain officers. While we do not design our compensation programs solely for tax purposes, we do design our programs to be tax efficient for the Company where possible. Under appropriate circumstances, SpartanNash may approve compensation that is not deductible under Section 162(m) if it determines that it would be in the best interests of SpartanNash and its shareholders for such compensation to be paid.

Shareholder Say-On-Pay Votes

The Company provides its shareholders with the opportunity to cast a say-on-pay vote annually, which is an advisory vote on executive compensation. At the Company’s annual meeting of shareholders held in June 2015, a substantial majority (over 93%) of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation, and did not change its approach in fiscal 2015. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

44	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

SUMMARY COMPENSATION TABLE

The following table shows certain information concerning the compensation earned by the Chief Executive Officer, the Chief Financial Officer, and each of the Company’s three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer who were serving as executive officers as of the end of fiscal 2015 (the officers identified in the table below are referenced in this Proxy Statement as the “named executive officers”). For the purpose of the following table, the fiscal year ended January 2, 2016 is referred to as “Fiscal Year 2015”, the fiscal year ended January 3, 2015 is referred to as “Fiscal Year 2014”, the 39-week transition period ended December 28, 2013 is referred to as “2013T”, and the fiscal year ended March 30, 2013 as “Fiscal Year 2013.”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(3) ($)	All other Compensation(4) ($)	Total(5) ($)
Dennis Eidson	2015	896,154	—	1,184,449	—	1,658,881	4,768	149,061	3,893,313
President and	2014	891,202	—	1,000,427	—	1,216,601	26,267	141,320	3,275,817
CEO	2013T	603,510	—	1,448,405	—	1,169,143	2,300	95,188	3,318,546
	2013	765,962	—	808,876	—	777,335	3,929	99,341	2,455,443
David Staples	2015	584,615	—	384,975	—	668,037	5,126	65,505	1,708,258
EVP and COO	2014	509,138	—	275,090	—	442,400	4,338	61,162	1,292,128
(Interim CFO)	2013T	330,661	—	244,433	—	380,185	2,905	44,312	1,002,496
	2013	429,871	—	230,558	—	247,667	4,961	42,108	955,165
Derek Jones	2015	419,231	—	665,821	—	413,185	920	43,814	1,542,971
EVP and President	2014	366,655	—	175,066	—	220,275	779	37,931	800,706
Wholesale and Dist.	2013T	243,779		163,353	—	237,871	521	27,379	672,903
Ops	2013	317,030	—	154,133	—	156,961	891	29,225	658,240
Theodore Adornato	2015	369,308	—	186,593	—	322,899	2,058	39,236	920,094
EVP Retail Operations	2014	366,731	—	175,066	—	249,678	1,742	41,612	834,829
	2013T	249,481	—	287,231	—	242,278	1,166	29,370	809,526
	2013	324,553	—	154,133	—	159,290	1,991	31,331	671,298
Kathleen M. Mahoney(6)	2015	376,923	552,500	186,593	—	210,937	—	14,494	1,341,447
EVP Chief Legal Officer

(1)

These amounts represent the grant date fair value of restricted stock determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), and do not represent cash payments to or amounts realized by the named executive officers. The Company did not grant option awards in any of the fiscal years presented. For details regarding the assumptions used in the valuation of share-based awards, see Note 13, Stock-Based Compensation, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended January 2, 2016.

45	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

(2)

The amount reported in this column consists of the annual cash incentive award earned and, for all named executive officers except for Ms. Mahoney, the portion of the long-term cash incentive award that was earned in fiscal 2015 for the Company’s achievement of specified levels of earnings per share, net sales, and merger synergies for performance during fiscal 2014 and fiscal 2015. These earned amounts are subject to an additional vesting period ending May 1, 2016. The long-term portion of the awards were granted prior to the Merger, and therefore Ms. Mahoney did not have an opportunity to earn a long-term cash incentive award for fiscal 2015. These awards were made under the Company’s Executive Cash Incentive Plan of 2010. The following table provides details regarding the non-equity incentive compensation earned by each named executive officer in fiscal 2015:

Name	Annual Cash Incentive Award Earned ($)	Adj. EPS Portion of Long-Term Incentive Award Earned ($)	Net Sales Portion of Long-Term Incentive Award Earned ($)	Merger Synergies Portion of Long- Term Incentive Award Earned ($)	Total ($)
Mr. Eidson	945,850	200,954	81,308	430,769	1,658,881
Mr. Staples	456,768	59,542	24,091	127,636	668,037
Mr. Jones	271,929	39,810	16,108	85,338	413,185
Mr. Adornato	181,643	39,810	16,108	85,338	322,899
Ms. Mahoney	210,937	—	—	—	210,937

(3)

The amounts reported in this column consist of the change in the actuarial present value of the named executive officer’s accumulated benefit under the SpartanNash Cash Balance Pension Plan and Supplemental Executive Retirement Plan, computed as of the pension plan measurement date used for financial statement reporting purposes for the reported years. For more information, see the Pension Benefits section of this proxy statement and Note 10, Associate Retirement Plans, to the audited financial statements of SpartanNash contained in the Company’s Annual Report on Form 10-K for the period ended January 2, 2016. Earnings on non-qualified deferred compensation are reported below on the Non-Qualified Deferred Compensation table.

(4)

“All Other Compensation” includes the value of Company matching contributions to each executive’s qualified and non-qualified retirement plans, dividends on unvested restricted stock awards, and Company paid life insurance premiums (a benefit that is generally available to the Company’s salaried associates). The following table provides details regarding all other compensation paid to named executive officers for fiscal 2015:

Name	Qualified Savings Plan Match and Profit Sharing Contribution ($)	Nonqualified Savings Plan Match and Profit Sharing Contribution ($)	Dividends on Unvested Restricted Stock ($)	Insurance Premiums ($)	Total ($)
Mr. Eidson	7,960	74,332	66,259	510	149,061
Mr. Staples	8,008	37,123	19,864	510	65,505
Mr. Jones	6,898	14,978	21,428	510	43,814
Mr. Adornato	7,958	19,087	11,681	510	39,236
Ms. Mahoney	7,056	—	6,928	510	14,494

(5)	None of the Company’s named executive officers received perquisites or personal benefits having an aggregate value of $10,000 or greater.

(6)	On November 19, 2015, the second anniversary of the Merger, Ms. Mahoney earned the retention bonus shown in the column under the heading “Bonus.”

46	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of an award made to the named executive officers in fiscal 2015.

	Grant Date	Estimated Possible or Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
Name		Threshold ($)	Target ($)	Maximum ($)
Dennis Eidson	2/25/15	99,000	990,000	1,980,000
	2/25/15	408,000	1,200,000	2,400,000
	2/25/15				44,612	1,184,449
David Staples	2/25/15	48,000	480,000	960,000
	2/25/15	132,600	390,000	780,000
	2/25/15				14,500	384,975
Derek Jones	2/25/15	30,100	301,000	602,000
	2/25/15	76,330	224,500	449,000
	2/25/15				25,078	665,821
Theodore Adornato	2/25/15	20,405	204,050	408,100
	2/25/15	64,260	189,000	378,000
	2/25/15				7,028	186,593
Kathleen Mahoney	2/25/15	22,825	228,250	456,500
	2/25/15	64,260	189,000	378,000
	2/25/15				7,028	186,593

(1)

The amounts reported in these rows represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for the annual cash incentive award (first line) and long term incentive award opportunities (second line) under the Executive Plan. The actual amount earned by each named executive officer for fiscal 2015 is reported in the Summary Compensation Table. For details regarding how these amounts are determined, see the Compensation Discussion and Analysis section of this proxy statement.

(2)

Amount reported is the aggregate grant date fair value determined in accordance with ASC 718, and does not represent cash payments to or amounts realized by the named executive officers. For valuation assumptions, see Note 13, Stock-Based Compensation, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended January 2, 2016.

Discussion of Summary Compensation and Plan-Based Awards Tables

The Company paid the compensation set forth in the Summary Compensation Table and the grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth above in the “Compensation Discussion and Analysis” section of this proxy statement. A summary of certain material terms of our compensation plans and arrangements is set forth below.

Salary; Employment Agreements. Each named executive officer is paid a salary pursuant to an employment agreement with the Company. For information regarding determination of base salaries, see the Compensation Discussion and Analysis section of this proxy statement.

The Company has entered into an Executive Employment Agreement with each of its executive officers. None of the agreements has a specified term of years. Under the terms of each Agreement, the Company will employ the executive as an officer of the Company for an indefinite period of time until termination of employment. Each executive officer receives a base salary that will be reviewed

47	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

annually and is eligible to participate in any of the Company’s bonus programs designated by the Compensation Committee. Each executive officer’s employment terminates automatically in the event of death, and the Company may terminate the executive’s employment for disability if he or she is no longer able to perform the essential functions of the position, or for cause. Please see the Potential Payments Upon Termination or Change-in-Control section of this proxy statement for detailed information regarding payments to executive officers upon termination of employment for any reason.

Non-Equity Incentive Plan Awards. As discussed in detail beginning on page 36, for fiscal 2015, each named executive officer was granted the opportunity to earn cash incentive compensation on an annual basis, and a long-term incentive award covering three fiscal years. The awards were granted under the Company’s shareholder-approved Executive Cash Incentive Plan of 2015.

The Executive Plan is a non-equity incentive compensation plan that is designed to motivate executive officers and other participants who are in a position to make substantial contributions toward the achievement of goals established under the plan. The plan’s objectives include:

•	motivating participants to achieve SpartanNash’s annual financial and business objectives;

•	providing a competitive incentive compensation opportunity; and

•	creating linkage between participant contribution and SpartanNash’s business and financial objectives.

The Executive Plan permits incentive compensation paid under the plan to be deductible under the Internal Revenue Code. Under the terms of the Executive Plan, the Compensation Committee may use only objective measures of financial performance specified in the Plan itself (or approved by the Company’s shareholders at a later date), and it must specify the relationship between the level of the cash incentive award and the performance measure. Payment of cash incentive awards under the Executive Plan is entirely contingent on the achievement of specified objective measures of performance.

Restricted Stock. All shares of restricted stock were awarded to the named executive officers pursuant to the Stock Incentive Plan of 2005. Awards under SpartanNash’s equity compensation plans are designed to:

•	align executive and shareholder interests;

•	reward executives and other key associates for building shareholder value; and

•	encourage long-term investment in SpartanNash.

Prior to making any equity awards, the Compensation Committee considers share usage under all of the Company’s equity compensation plans, dilution of shareholders, and each executive’s current ownership of the Company’s stock.

Equity incentive awards have several key advantages over cash compensation, including promoting executive retention through the use of vesting periods and aligning executive and shareholder interests by giving executives an ownership stake in the Company.

The shares of restricted stock granted to the named executive officers in February 2015 vest in four equal yearly increments on March 1, 2016, 2017, 2018, and 2019. If the employment of an executive

48	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

officer is terminated for any reason other than death, disability, or retirement, then all unvested shares of restricted stock are forfeited unless the Compensation Committee exercises its discretion to waive any remaining restrictions. If an executive officer dies or becomes disabled, then all outstanding shares of restricted stock will vest automatically. In the event of retirement, the outstanding shares will continue to vest, provided that the executive continues to comply with the noncompetition covenants applicable to the award. If a change in control (as defined in the Incentive Plan) occurs, then all unvested shares of restricted stock will automatically vest. For information regarding accelerated vesting of restricted stock upon termination or a change-in-control of the Company, please see the section entitled “Potential Payments Upon Termination or Change-in-Control.”

Dividends. Executives receive any dividends paid on vested and unvested restricted shares at the rate dividends are paid on common stock.

Holding Period. The shares of restricted stock awarded to the named executive officers are subject to forfeiture if not held until the restrictions applicable to the shares have elapsed. While the shares of restricted stock once vested are not subject to an express holding period, each named executive officer must comply with the stock ownership guidelines discussed on page 43. Until the specified level of ownership is achieved, executives are required to hold at least 50% of all restricted stock granted to them.

Stock Bonus Plan. SpartanNash’s named executive officers and certain other key associates may elect to receive all or a portion of any annual cash incentive award they may receive in the form of SpartanNash common stock pursuant to the Company’s 2001 Stock Bonus Plan. Under the Plan, participants may elect to receive up to 100% of their annual cash incentive award in the form of SpartanNash stock. Associates who make such an election receive SpartanNash common stock having a value equal to the portion of the annual cash incentive award designated by the associate, plus an additional grant of shares having a value of up to 30% of the portion of the participant’s annual cash incentive award that he or she elected to receive in stock. All shares issued under the Stock Bonus Plan are subject to a holding period of at least twelve months. The Compensation Committee has determined that for incentive award opportunities granted in 2016, participants will receive additional shares having a value of 20% of the elected cash bonus amount, and the minimum holding period will be 24 months.

Pension Benefits and Non-Qualified Deferred Compensation. For information on pension benefits and non-qualified deferred compensation, please see the tables and accompanying narrative below.

All Other Compensation. The amounts reported under “All Other Compensation” include dividends paid on unvested restricted stock awards (which are paid at the same rate as dividends paid on the Company’s common stock), matching payments for contributions to the Company’s qualified and non-qualified retirement plans.

“All Other Compensation” also includes the dollar value of premiums paid by the Company for group term life insurance for the named executive officers. The Company pays group term life insurance premiums for all of its associates.

49	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information concerning unexercised options and restricted stock awards that have not vested for each named executive officer outstanding as of January 2, 2016:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Dennis Eidson	37,400	—	13.87	5/15/19	112,137	2,426,645
	11,200	—	23.04	10/15/18
	34,300	—	22.69	5/16/18
	1,020	—	22.50	10/17/17
	10,600	—	28.28	5/18/17
David Staples	13,800	—	13.87	5/15/19	33,673	728,684
	21,000	—	22.69	5/16/18
	7,500	—	28.28	5/18/17
Derek Jones	—	—	—	—	37,602	813,707
Theodore Adornato	13,300	—	22.69	5/16/18	19,552	423,105
	4,900	—	28.28	5/18/17
Kathleen Mahoney	—	—	—	—	12,830	277,641

(1)	All exercisable options are fully vested.

(2)	The market value reflected in this column is based on a closing market price of $21.64 on December 31, 2015 (the last trading day of fiscal 2015) as reported by the Nasdaq Global Select Market.

(3)	The following table sets forth the vesting dates for unvested restricted stock awards to each named executive officer as of January 2, 2016. All option awards are fully vested.

VESTING SCHEDULE FOR SHARES OF RESTRICTED STOCK

(#)

Vesting Date	Dennis Eidson	David Staples	Derek Jones	Theodore Adornato	Kathleen Mahoney
2/1/16	11,052	3,039	1,934	1,934	1,934
3/1/16	11,153	3,625	2,087	1,757	1,757
5/1/16	11,367	3,240	2,166	2,166	—
5/1/16	11,501	3,408	2,278	2,278	—
2/1/17	11,052	3,039	1,934	1,934	1,934
3/1/17	11,153	3,625	2,087	1,757	1,757
5/1/17	11,501	3,408	2,278	2,278	—
2/1/18	11,052	3,039	1,934	1,934	1,934
3/1/18	11,153	3,625	2,087	1,757	1,757
3/1/19	11,153	3,625	2,087	1,757	1,757
3/1/20	—	—	16,730	—	—

50	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning each exercise of stock options and each vesting of restricted stock during the last completed fiscal year for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dennis Eidson	12,000	183,240	53,311	1,587,122
David Staples	9,000	137,430	15,490	462,024
Derek Jones	27,000	219,785	10,252	306,181
Theodore Adornato	16,800	235,600	10,252	306,181
Kathleen Mahoney	—	—	1,934	49,820

(1)

The dollar values reported in this column are calculated by multiplying the number of shares acquired on exercise by the “spread” between the closing price of SpartanNash common stock on the date of the exercise and the exercise price of the option.

(2)

The dollar values reported in this column are calculated using the closing price of the stock on the date of vesting, or if the vesting date is not a day on which Nasdaq is open for trading, then the closing price on the most recent preceding trading day.

PENSION BENEFITS

Messrs. Eidson, Staples, Jones, and Adornato participate in the Spartan Stores Cash Balance Pension Plan, a qualified pension plan. The Cash Balance Pension Plan was frozen in 2011 and additional service credits are no longer added to each Associate’s account. The participants in the Cash Balance Pension Plan will continue to accrue interest credits at the end of each month until the cash balance is paid out. The interest rate used for this purpose is the average of the 10-year Treasury interest rate over the 12 months ending in November of the prior calendar year, or 2.05%, whichever is greater.

Upon termination of employment, a participant will be entitled to his or her vested accrued benefit.

51	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The table below summarizes the pension benefits for the named executive officers that participate in the Cash Balance Pension Plan and the Supplemental Executive Retirement Plan (“SERP”).

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)(3)
Dennis Eidson	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	12.75 12.75	52,187 107,984
David Staples	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	15.75 15.75	97,142 105,127
Derek Jones	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	8.00 8.00	21,156 15,159
Theodore Adornato	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	11.00 11.00	42,986 38,230

(1)

Represents the actuarial present value of the named executive officer’s accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes (January 2, 2016). For more information, see Note 10, Associate Retirement Plans, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended January 2, 2016.

(2)	None of our named executive officers received a distribution from any pension plan during fiscal 2015.

(3)

The Cash Balance Pension Plan was frozen effective January 1, 2011. Even though participants may continue to accrue years of credited service, the additional years do not increase the value of the accumulated benefit, but increased service years affect the distribution payment options at termination. These changes are also effective for the Supplemental Executive Retirement Plan, which mirrors the Cash Balance Pension Plan (as discussed below), except that distribution options under the Supplemental Executive Retirement Plan are different.

Qualified Defined Contribution Retirement Plan

The Company maintains the Savings Plus Plan, a qualified 401(k) defined contribution retirement plan that is generally open to all of the Company’s non-union associates. Our named executive officers are eligible to participate in the Savings Plus Plan, subject to wage and contribution limits imposed by the Internal Revenue Code.

The Savings Plus Plan allows for 50% matching contributions by the Company up to 6% of salary. Matching contributions are subject to a vesting schedule for associates with less than five years of service. The Savings Plus Plan also includes a discretionary profit-sharing contribution for eligible participants. The profit-sharing contribution is targeted at 1.5% of eligible compensation annually, subject to fiscal year end results. The contribution for fiscal 2014 was 1.6%, which was contributed to participants’ accounts in March 2015.

52	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

NON-QUALIFIED DEFERRED COMPENSATION

SpartanNash maintains two nonqualified deferred compensation plans: the SERP, which provides nonqualified deferred compensation benefits to SpartanNash’s officers, and the Supplemental Executive Savings Plan (“SESP”), which is a nonqualified deferred compensation plan for SpartanNash’s officers and director-level associates.

The purpose of the SERP is to provide officers with the benefits that they are otherwise denied under the Cash Balance Pension Plan due to the annual dollar limit on compensation and other limitations of the Internal Revenue Code, which are referred to collectively as the “statutory limits.” Accordingly, each officer’s benefit under the SERP is equal to the officer’s benefit that would have accrued under the Pension Plan but for the operation of the statutory limits, minus the accrued benefit actually payable to the officer under the Pension Plan calculated in accordance with the statutory limits. The suspension of basic credits under the Cash Balance Pension Plan (as described above) has a corresponding impact on the SERP (i.e., SERP participants will no longer accrue basic credits under the SERP, but may accrue interest credits).

Benefits under the SERP are paid from SpartanNash’s general assets. There is no separate trust that has been established to fund benefits.

The purpose of the SESP is to provide officers with the benefits that they are otherwise denied under the Company’s qualified savings plan, the Savings Plus Plan, due to statutory limits. Participants in the SESP may defer up to 50% of base salary and up to 100% of any bonuses under the plan. This opportunity is in addition to a participant’s savings opportunity under the Savings Plus Plan (subject to statutory limits). Participants in the SESP are entitled to a Company-matching contribution that mirrors the 50% matching contribution by the Company up to 6% of salary under the Savings Plus Plan, except the statutory limits do not apply. SESP participants are entitled to a profit sharing contribution that mirrors the Company’s discretionary profit-sharing contribution in the Savings Plus Plan, as described above under caption “Qualified defined contribution retirement plan,” but only to the extent that statutory limits prevent such participants from receiving the match under the Savings Plus Plan.

The SESP provides participants with various investment alternatives, consisting primarily of mutual funds. The investments are only hypothetical investments, also referred to as phantom investments. The investment results for a participant are determined as if the contributions had actually been invested in the selected investment fund during the relevant time period.

53	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The following table provides certain information regarding participation of the named executive officers in our non-qualified deferred compensation plans.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions In Last FY(1) ($)	Registrant Contributions In Last FY ($)	Aggregate Earnings In Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last FYE(2) ($)
Dennis Eidson	83,126	74,332	8,180	—	1,061,012
David Staples	73,850	37,123	(6,756)	—	768,209
Derek Jones	34,108	14,978	2,167	—	198,647
Theodore Adornato	20,638	19,087	1,257	—	372,537
Kathleen Mahoney	—	—	—	—	—

(1)	All of the amounts in this column are also reported as either “Salary” or “Non-Equity Incentive Plan Awards” in the Summary Compensation Table of this proxy statement.

(2)

The aggregate balance at last fiscal year-end shown in this column includes Company contributions in prior years which were reported as “All Other Compensation” on the Summary Compensation Table for the applicable year. Company contributions in prior years that have previously been reported for each named executive officer are as follows: $214,995 for Mr. Eidson, and $106,736 for Mr. Staples.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

All Named Executive Officers

The following discussion applies to the Company’s named executive officers. SpartanNash has entered into an employment agreement and severance agreement with each of its named executive officers. The employment agreements and severance agreements are summarized below.

Executive Employment Agreements

Each of SpartanNash’s executive officers has an employment agreement with SpartanNash providing that if the officer’s employment is terminated by SpartanNash other than due to death, disability or cause (as defined in the employment agreement), or if the employment is terminated by the officer for good reason (as defined in the employment agreement), the officer will receive the payments and benefits described and quantified in the table on page 56.

Each named executive officer’s employment agreement requires that the officer meet certain conditions to be eligible for severance pay, including execution of a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

Executives will not receive severance payments or benefits under the Executive Employment Agreements if they receive any payments or benefits under the Executive Severance Agreements, which are described below.

54	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Executive Severance Agreements

Each of SpartanNash’s named executive officers has an executive severance agreement with SpartanNash. Under these agreements, if the officer’s employment with SpartanNash terminates for reasons other than a nonqualifying termination (as described below) during the two-year period following a change in control (as described below) of SpartanNash, then the officer will receive the payments and benefits described and quantified in the table on page 58. For the Company’s named executive officers other than Ms. Mahoney, the executive is required to accept up to a 10% reduction of severance benefits to avoid imposition of any excise tax imputed under the Internal Revenue Code. Ms. Mahoney’s agreement contains a “best net” provision, providing that severance benefits will be reduced to avoid any excise taxes, or paid in full subject to Ms. Mahoney paying the applicable excise taxes, whichever results in the higher payment to the executive on an after-tax basis. In no event will the Company pay or reimburse any excise taxes relating to Ms. Mahoney’s agreement.

SpartanNash will not provide benefits under the executive severance agreements in the event of a “nonqualifying termination.” A nonqualifying termination is defined in the agreements as any of the following: termination by SpartanNash for cause, termination by the officer (with notice to the Company) for any reason other than for good reason (as defined in the executive severance agreement), retirement of the officer, and death or disability of the officer.

The term “change in control” is defined in the executive severance agreements generally as (1) the acquisition by any person or group of 20% or more of the outstanding common stock or voting power of SpartanNash, (2) the majority of the Board being comprised of persons other than the current members of the Board or their successors whose nominations were approved by at least two-thirds of the Board, or (3) the effective time of certain mergers, reorganizations, plans of dissolution or sales of substantially all of SpartanNash’s assets.

The Company believes that the Executive Employment Agreements and Executive Severance Agreements help retain our executives and keep them focused on implementing our strategic plan during a time of increased competition, consolidation, and uncertainty in our industry. The agreements benefit the Company by enabling executives to remain focused on the business of the Company in uncertain times without the distraction of potential job loss.

The executive severance agreements are even more important in the context of a change in control as we believe they will motivate and encourage each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, which would otherwise result in losing the opportunity to vest in equity awards, which comprise a significant portion of each executive’s compensation. We believe this benefits the Company and the potential acquirer because it enables the Company to retain and motivate the executive during the time preceding a potential change in control.

55	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The following table summarizes the potential payments and benefits payable to each named executive officer upon termination for the reasons set forth below, assuming that the triggering event took place on January 2, 2016 (and that no change in control took place before the triggering event):

POTENTIAL PAYMENTS UPON TERMINATION NOT IN CONNECTION

WITH A CHANGE IN CONTROL

	Dennis Eidson	David Staples	Derek Jones	Theodore Adornato	Kathleen Mahoney
Termination Other than for Retirement, Death, Disability or Cause(1)(2)
Lump-Sum Salary Payment(3)	$900,000	$600,000	$430,000	$371,000	$415,000
Health Coverage Reimbursement (COBRA)(4)	$13,351	$19,048	$19,048	$6,239	$6,164
Outplacement Assistance	$10,000	$10,000	$10,000	$10,000	$10,000
TOTAL	$923,351	$629,048	$459,048	$387,239	$431,164
Retirement(5)(6)(7)
Restricted Stock Vesting(8)	$2,426,645	$728,684	$813,707	$423,105	$277,641
Annual Cash Incentive Award(9)	$945,850	$456,768	$271,929	$181,643	$210,937
Long-Term Cash Incentive Award(10)(11)	$1,984,470	$579,048	$372,870	$365,460	$172,031
TOTAL	$5,356,965	$1,764,500	$1,458,506	$970,208	$660,609
Death or Disability
Restricted Stock Vesting(8)	$2,426,645	$728,684	$813,707	$423,105	$277,641
Annual Cash Incentive Award(9)	$945,850	$456,768	$271,929	$181,643	$210,937
Long-Term Cash Incentive Award(10)(11)	$2,131,448	$626,816	$400,367	$388,609	$195,180
TOTAL	$5,503,943	$1,812,268	$1,486,003	$993,357	$683,758

(1)

Under the Employment Agreements with each named executive officer, the Company will provide severance payments and benefits only if the named executive officer is terminated by the Company at will (i.e., not for death, disability, or “cause” as defined in the agreements), or if the executive terminates the employment for “good reason,” as defined in the Employment Agreements.

(2)	Any named executive officer who is terminated for cause (as defined in the Employment Agreements) will receive only salary and benefits accrued as of the date of termination.

(3)

The Employment Agreement with each named executive officer requires lump-sum payment of an amount equal to the executive’s salary for a period of fifty-two weeks following the week in which the employment terminates.

(4)

The amounts would be paid as reimbursement by the Company to the executive for the COBRA continuation coverage premium necessary to continue the named executive officer’s then-current health, dental, and prescription drug coverage (for the executive and any dependents) for a period of 52 weeks following termination.

(5)

Under the terms of the Executive Plan and the Company’s equity incentive plans, an associate is eligible for retirement after attaining age 65, or age 55 if the associate has 10 years of service. Mr. Eidson, Ms. Mahoney, and Mr. Adornato are eligible for retirement status. None of the other named executive officers are eligible for retirement, and would therefore not receive the payments set forth under the caption “Retirement.” For those officers, the amounts set forth under “Retirement” are provided solely for the purpose of illustrating the payments that would be made if the named executive officers were eligible for retirement as of January 2, 2016.

56	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

(6)

The named executive officers will receive benefits under the SERP and Cash Balance Pension Plan as described in the “Pension Benefits” and “Non-Qualified Deferred Compensation” sections of this proxy statement.

(7)

Under the terms of each stock option grant to our named executive officers, a participant that retires as an associate of the Company may exercise any options granted under the Plan according to their terms during the remaining term of the options. If a participant dies or becomes disabled, then any options that are not exercisable at the time of the death or disability are forfeited. As of the date of this proxy statement, all outstanding options are fully vested and exercisable.

(8)

Under the terms of the Company’s stock incentive plans, if a Plan participant becomes disabled or dies, then the participant will receive a pro-rata portion of any unvested restricted stock, but the plans also permit the Compensation Committee, in its sole discretion, to waive any restrictions remaining on any remaining shares of restricted stock before or after the death, retirement, or disability of the participant. Pursuant to its discretionary authority, the Compensation Committee has included in the terms and conditions of each grant of restricted stock to the named executive officers a provision for the automatic vesting of restricted stock upon the death or disability of the named executive officer.

(9)

Under the terms of each named executive officer’s annual cash incentive award, in the event of retirement, death, or disability before the completion of the performance period, the named executive officer will earn a pro-rata portion of the award based on the number of weeks of employment during the performance period. Each named executive officer’s annual cash incentive award was earned as of the end of Fiscal 2015 (the date of the assumed triggering event) and is included in the Non-Equity Incentive Compensation reported in the Summary Compensation Table.

(10)

Under the terms set forth in the letter agreement governing each named executive officer’s long-term cash incentive award under the Executive Plan, if a named executive officer retires during the performance period, then the payout, if any, will be the amount the officer would have earned had he remained employed with the Company for the full performance and vesting period based on actual performance results, paid on a pro-rated basis according to the length of employment during the performance period. If an officer retires after the performance period but before the vesting date, the earned portion of the award, if any, will be paid in full. The amounts reported in the table are based on projected performance for fiscal 2016 and 2017.

(11)

Under the terms set forth in the letter agreement governing each named executive officer’s long-term cash incentive award under the Executive Plan, if a named executive officer dies or becomes disabled with 12 months or more remaining in the performance period, the target bonus will be paid on a pro-rata basis based on the length of employment during the performance period. If an officer dies or becomes disabled with less than 12 months remaining in the performance period, the payout, if any, will be paid based on actual performance results on a pro-rata basis based on the length of employment during the performance period. If an officer dies or becomes disabled after the performance period, any earned portion of the award will be paid. The amounts reported in the table are based on projected performance for Fiscal 2016 and 2017.

57	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The following table summarizes the potential payments and benefits payable to each of SpartanNash’s named executive officers upon termination after a change of control of the Company, assuming that the change in control and termination took place on January 2, 2016.

POTENTIAL PAYMENTS UPON TERMINATION IN CONNECTION

WITH A CHANGE IN CONTROL

	Dennis Eidson	David Staples	Derek Jones	Theodore Adornato	Kathleen Mahoney
Lump Sum Payment(1)	$3,780,000	$2,160,000	$1,462,000	$1,150,100	$1,286,500
Long-Term Cash Incentive Award(2)	$2,310,149	$675,958	$431,640	$419,882	$226,452
Acceleration of Options(3)	—	—	—	—	—
Acceleration of Restricted Stock(3)	$2,426,645	$728,684	$813,707	$423,105	$277,641
Cash Balance Pension Plan Benefit and SERP Benefit(4)	$6,765	$8,543	$1,534	$3,430	N/A
Continued Benefits(5)	$59,332	$84,652	$84,652	$28,539	$28,197
Outplacement Services(6)	$25,000	$25,000	$25,000	$25,000	$25,000
Adjustment to Avoid Tax Gross-Up(7)	—	—	—	—	—
Excise Tax Gross-Up(7)(8)	—	—	—	—	N/A
TOTAL	$8,607,891	$3,682,837	$2,818,533	$2,050,056	$1,843,790

(1)

Under the Executive Severance Agreements, each officer is entitled to receive a lump sum payment equal to the sum of: (a) the executive’s unpaid base salary through the date of termination, (b) any unpaid annual incentive awards that have been earned and become payable, (c) a pro-rata portion of the executive’s target bonus under the Incentive Plan for the year of termination, and (d) an amount equal to twice the sum of: (i) the higher of the executive’s annual base salary rate as of the date of termination and base salary on the date before the change in control; and (ii) the higher of the executive’s current year target bonus under the Incentive Plan (with such calculations to be made as though the target level has been achieved) and the current-year forecasted bonus under the Incentive Plan as of the Date of Termination. If the Board of Directors has not established a target bonus under the Incentive Plan for the current year at the time of the change in control, then the previous year’s target bonus will be used to determine the amounts described above in clauses (c) and (d)(ii).

(2)

Under the terms set forth in the letter agreement governing each named executive officer’s long-term cash incentive award, upon a change in control of the Company during the performance period, each officer will earn a long-term cash incentive award equal to the greater of the target amount or the projected earned amount of the award based on the Company’s performance as of the date of the change in control, to be paid on a pro-rata basis for the length of employment during the performance period prior to the change in control. If a change in control follows the performance period, any earned but unvested portion of the award will be payable in full upon the earliest to occur of the termination of the officer’s employment for any reason, the applicable vesting date, or the date that is the 15th day of the third month following the change in control. The amounts reported in the table reflect projected performance for Fiscal 2016 and 2017.

(3)

Upon a change in control, each officer’s unvested stock options will vest and unvested shares of restricted stock will vest. Because all options held by the named executive officers were fully vested as of January 2, 2016, no options would be accelerated.

(4)

For each named executive officer other than Ms. Mahoney, the Executive Severance Agreement calls for a lump sum payment equal to: (a) the difference between the officer’s SpartanNash Cash Balance Pension Plan account balance on the date of termination and the amount he or she would have been entitled to receive under the SpartanNash Cash Balance Pension Plan, assuming the officer was fully vested under the Plan and had continued employment and years of service coverage for 24 additional months; and (b) the difference between the named executive officer’s SERP account balance as of the date of employment termination and the account balance if the executive remained employed for 24 additional months. Ms. Mahoney does not participate in the Cash Balance Pension Plan or the SERP.

58	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

(5)

Under the Executive Severance Agreements, each named executive officer will receive reimbursement for the following benefits (a) for 24 months, all health, dental and prescription drug benefits for the officer and his or her family; (b) for 12 months, tax and financial planning benefits; and (c) for 24 months, Company funded life insurance coverage. The reimbursement amount also includes an amount necessary to eliminate the income tax cost to the named executive officer resulting from any conversion of such benefits from non-taxable employee benefits to taxable reimbursements.

(6)	Under the Executive Severance Agreement, each named executive officer is entitled to outplacement assistance in an amount not to exceed $25,000.

(7)

Upon a change in control, associates may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. For the named executive officers other than Ms. Mahoney, the Executive Severance Agreements require the Company to reimburse the executive for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes (the “Excise Tax Gross-Up”), except that such executives will be required to accept up a reduction of up to 10% of severance benefits to avoid imposition of any excise tax imputed pursuant to IRC Sections 280G and 4999. Ms. Mahoney’s agreement contains a “best net” provision, providing that severance benefits will be reduced to avoid any excise taxes, or paid in full subject to the executive paying the applicable excise taxes, whichever results in the higher payment to the executive on an after-tax basis. As shown in the table, if any of the named executive officers had been terminated upon a change in control on January 2, 2016, then no excise taxes would have been payable, and no reduction in benefits would have been required to avoid any excise taxes.

(8)

The calculations used to determine potential excise tax liability under Section 280G are based on an excise tax rate of 20%, a 40.78% effective federal income tax rate, a 2.35% Medicare tax rate and applicable state income tax rates.

59	SpartanNash Company Proxy Statement

COMPENSATION OF DIRECTORS

The Compensation Committee coordinates with the Nominating and Corporate Governance Committee to evaluate whether the Company’s non-employee directors are fairly compensated for their services to the Company. Employee directors do not receive compensation for service as a director. In making director compensation decisions, the Compensation Committee is guided by three basic principles:

•	compensation should fairly pay directors for services expected of a director of a company of similar size and scope to the Company;

•	compensation should align directors’ interests with the long-term interests of shareholders; and

•	the structure of the compensation should be transparent and easy for shareholders to understand.

The Compensation Committee conducts periodic reviews of non-employee director compensation with these guiding principles in mind. The Committee also reviews compensation survey data for retail companies and companies of comparable size by revenue to help the Company compensate its directors fairly and competitively.

The Company does not pay meeting fees. The Board has established the following director compensation components and amounts:

•	All non-employee Directors (other than the Chairman): $60,000 cash retainer and $90,000 equity award;

•	Chairman of the Board: $150,000 cash retainer;

•	Lead Independent Director: additional $15,000 cash retainer;

•	Audit Committee Chair: $15,000 cash retainer;

•	Audit Committee Members: $12,500 cash retainer;

•	Compensation Committee Chair: $15,000 cash retainer;

•	Compensation Committee Members $10,000 cash retainer;

•	Nominating & Governance Committee Chair: $10,000 cash retainer; and

•	Nominating & Governance Committee Members: $7,500 cash retainer.

Effective for fiscal 2016, the director annual equity award amount has been increased to $105,000 and the annual equity award paid to the nonexecutive Chairman of the Board was increased to $115,000.

The Company has established stock ownership guidelines for non-employee directors to help align the interests of directors with those of our shareholders. Under these guidelines, each director is expected to acquire and continue to hold shares of the Company’s common stock having an aggregate market value that equals or exceeds five times the rate of the regular annual retainer then in effect for non-employee directors who are not chairs. Each director is expected to achieve the target ownership level within five years of becoming a director.

60	SpartanNash Company Proxy Statement

COMPENSATION OF DIRECTORS (cont’d)

The following table provides information concerning the compensation of non-executive directors for SpartanNash’s last completed fiscal year.

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total(3) ($)
M. Shân Atkins	80,000	88,889	168,889
Mickey P. Foret	95,000	88,889	183,889
Dr. Frank M. Gambino	72,500	88,889	161,389
Douglas A. Hacker	87,500	88,889	176,389
Yvonne R. Jackson	92,500	88,889	181,389
Elizabeth A. Nickels	72,500	88,889	161,389
Timothy J. O’Donovan	92,500	88,889	181,389
Hawthorne L. Proctor	72,500	88,889	161,389
Craig C. Sturken	150,000	88,889	238,889
William R. Voss	77,500	88,889	166,389

(1)

These amounts represent the portion of the grant date fair value of restricted stock determined in accordance with ASC 718. For details regarding the assumptions used in the valuation of share-based awards, see Note 13, Stock-Based Compensation, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended January 2, 2016.

(2)

On February 25, 2015 each non-executive director was issued 3,348 shares of restricted stock pursuant to the Stock Incentive Plan of 2005, which vested on March 1, 2016. Each award had a grant date fair value of $26.55 per share (for an aggregate value of $88,889).

(3)

The following table presents the number of outstanding shares of restricted stock and outstanding stock options held by each current non-executive director as of January 2, 2016. All of the options reported below for Mr. Sturken were awarded to him in connection with his service as an executive officer of the Company.

Name	Shares of Restricted Stock Outstanding	Shares Underlying Options (Exercisable)	Shares Underlying Options (Non-Exercisable)
M. Shân Atkins	3,348	9,462	—
Mickey P. Foret	3,348	—	—
Dr. Frank M. Gambino	3,348	4,786	—
Douglas A. Hacker	3,348	—	—
Yvonne R. Jackson	3,348	—	—
Elizabeth A. Nickels	3,348	9,462	—
Timothy J. O’Donovan	3,348	9,462	—
Hawthorne L. Proctor	3,348	—	—
Craig C. Sturken	3,348	29,000	—
William R. Voss	3,348	—	—

61	SpartanNash Company Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Hacker, Ms. Jackson, Mr. O’Donovan and Mr. Voss served as members of the Compensation Committee during fiscal 2015. None of the above members of the Compensation Committee was an officer or associate of SpartanNash or formerly an officer of SpartanNash. None of SpartanNash’s executive officers served as a member of a compensation committee (or Board committee performing a similar function) for another entity, or served as a director of another entity with an executive officer that serves on the SpartanNash Board of Directors.

62	SpartanNash Company Proxy Statement

COMPENSATION COMMITTEE REPORT

Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in SpartanNash’s annual report on Form 10- K and proxy statement.

Respectfully submitted,

Yvonne R. Jackson, Chair

Douglas A. Hacker

Timothy J. O’Donovan

William R. Voss

63	SpartanNash Company Proxy Statement

TRANSACTIONS WITH RELATED PERSONS

SpartanNash recognizes that transactions with related persons can present potential or actual conflicts of interest. Accordingly, the Company has adopted written policies and procedures intended to ensure that potential conflicts of interests are identified, reviewed, approved, and disclosed as necessary. The Company has regular communications with related persons and relevant associates regarding these policies.

It is the responsibility of SpartanNash’s management to conduct an appropriate review of all transactions with “related persons” (as defined by Nasdaq and SEC rules) for potential conflicts of interest situations on an ongoing basis. Pursuant to Nasdaq Listing Rule 5630 and the Audit Committee Charter, the Audit Committee must evaluate and approve every proposed transaction with a related person. For any proposed transaction in which a director has an interest, SpartanNash’s general policy is that the director may proceed with the transaction only if the material facts of the transaction and the director’s interest in the transaction have been disclosed to the Audit Committee of the Board, the Audit Committee determines that the transaction is fair to SpartanNash, and the transaction is approved by the Audit Committee. There are no established criteria for evaluating such transactions, and the Audit Committee may consider any information or factors as it deems appropriate in making this determination. However, the Audit Committee may not determine that the proposed transaction is “fair” to the Company unless it determines that the transaction will be made on terms no less favorable than those offered generally to entities that are not affiliated with any director.

Directors and executive officers are required to complete an annual written questionnaire that solicits information regarding any direct or indirect interest that they or members of their family may have in any transaction or series of transactions involving the Company and having a value of $120,000 or more. Directors and executive officers are required to promptly update the Company of any change in the information provided by them in the questionnaire.

SpartanNash has adopted a written conflict of interest policy that requires all associates to report actual and potential conflicts of interest to the Company’s internal auditor.

There were no related person transactions requiring disclosure under SEC rules during fiscal 2015 or the current fiscal year to the date of this proxy statement.

64	SpartanNash Company Proxy Statement

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires SpartanNash’s directors and officers and persons who beneficially own more than 10% of the outstanding shares of SpartanNash common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish SpartanNash with copies of all Section 16(a) reports they file with the SEC. SpartanNash and its legal counsel file Forms 4 and other reports under Section 16(a) on behalf of directors and executive officers to report transactions with the Company under our compensation and benefit plans. Based solely on our review of the copies of such reports received by us, and written representations from certain reporting persons that no reports on Form 5 were required for those persons for fiscal 2015, we believe that there have been no failures to timely file required reports by our directors and officers, except that on March 18, 2015 a Form 4 reporting a sale of shares by Major General (Ret.) Proctor was filed four business days late.

65	SpartanNash Company Proxy Statement

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2017 annual meeting of shareholders, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by the Company at its principal executive offices not later than December 20, 2016. Shareholder proposals intended for consideration for inclusion in our proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8.

All shareholder proposals must comply with the notice provisions set forth in SpartanNash’s bylaws which require that a written notice of a proposal to be considered at the Company’s 2017 Annual Meeting must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than December 20, 2016, if the meeting is held within 30 days of the calendar date of the 2016 Annual Meeting. In the event that the date of the 2017 meeting changes by more than 30 days from the calendar date of the 2016 Annual Meeting, written notice of a proposal must be delivered not more than seven days after the earlier of the date of the notice of the meeting. To be effective, such a notice must comply fully with the bylaws. You should address all shareholder proposals to the attention of our Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Shareholder Nominations of Director Candidates

Under our restated articles of incorporation, a shareholder of record may nominate a person for election as a director at a meeting of shareholders at which directors will be elected if, and only if, the shareholder has delivered timely notice to the Secretary of SpartanNash setting forth:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of SpartanNash stock that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•

any other information concerning each nominee that would be required under the rules of the Securities and Exchange Commission (“SEC”) in a proxy statement soliciting proxies for the election of those nominees.

The Nominating and Corporate Governance Committee will consider every nominee proposed by a shareholder that is received in a timely manner in accordance with these procedures and report each such nomination, along with the Nominating and Corporate Governance Committee’s recommendations, to the full Board of Directors.

To be timely, a shareholder’s notice must be delivered to or mailed and received at SpartanNash’s principal executive offices at least 120 days before the date of notice of the meeting in the case of an annual meeting of shareholders, or not more than seven days following the date of notice of the meeting in the case of a special meeting of shareholders. Any nomination that does not comply with these procedures will be void.

The Nominating and Corporate Governance Committee may also, in its discretion, consider shareholders’ informal recommendations of possible nominees. Shareholders may send such informal recommendations to the Committee by directing them to SpartanNash in care of the Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518.

66	SpartanNash Company Proxy Statement

SOLICITATION OF PROXIES

We will initially solicit proxies by mail and by making our proxy materials available on the Internet. In addition, directors, officers and associates of SpartanNash and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. We have engaged Georgeson Inc. at an estimated cost of $7,500, plus expenses and disbursements, to assist in solicitation of proxies.

By Order of the Board of Directors

Kathleen M. Mahoney

Executive Vice President Chief Legal Officer and Secretary

Grand Rapids, Michigan

April 19, 2016

67	SpartanNash Company Proxy Statement

.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Eastern time on June 2, 2016.

Vote by Internet
• Go to www.envisionreports.com/SPTN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - M. Shân Atkins	☐	☐	02 - Dennis Eidson	☐	☐	03 - Mickey P. Foret	☐	☐
	04 - Frank M. Gambino	☐	☐	05 - Douglas A. Hacker	☐	☐	06 - Yvonne R. Jackson	☐	☐
	07 - Elizabeth A. Nickels	☐	☐	08 - Timothy J. O’Donovan	☐	☐	09 - Hawthorne L. Proctor	☐	☐
	10 - William R. Voss	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Say on Pay - Advisory approval of the Company’s executive compensation.	☐	☐	☐	3.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the current fiscal year.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

   02A03C

2016 Annual Meeting Admission Ticket

2016 Annual Shareholders Meeting of

SpartanNash Company

Thursday, June 2, 2016, 9:00 a.m. Eastern Time

JW Marriott Hotel Grand Rapids

235 Louis St. NW, Grand Rapids, Michigan 49503

Admission Ticket Information

SpartanNash Company will be holding its Annual Meeting of Shareholders on June 2, 2016. The Company’s proxy statement provides information regarding the matters that are expected to be voted on at the meeting. Your vote is important to us. Even if you plan to attend the meeting, please read the enclosed materials and vote through the Internet, by telephone or by mailing the Proxy Card below.

If you plan to attend the Annual Meeting of Shareholders, you will need to present this ticket or your notice of availability of proxy materials and photo identification to gain entrance to the meeting.

PLEASE NOTE THAT GIFT BAGS, PRODUCT SAMPLES AND REFRESHMENTS ARE NO LONGER OFFERED AT THE MEETING. THERE WILL NOT BE A BUSINESS PRESENTATION AT THE MEETING.

Upon arrival, please present this admission ticket or your notice of availability of proxy materials and photo identification at the registration desk. You should send in your proxy or vote electronically even if you plan to attend the meeting.

Telephone and Internet Voting.

On the reverse side of this card are instructions on how to vote through the Internet or by telephone. Please consider voting through one of these methods. Your vote is recorded as if you mailed in your Proxy. We believe voting through the Internet or by telephone is convenient, and it also saves money.

Thank you in advance for your participation in our 2016 Annual Meeting.

SpartanNash Company

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — SpartanNash Company

Notice of 2016 Annual Meeting of Shareholders

JW Marriott Hotel Grand Rapids

235 Louis St. NW

Grand Rapids, Michigan 49503

Proxy Solicited by Board of Directors for Annual Meeting – June 2, 2016

Dennis Eidson and David M. Staples, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of SpartanNash Company to be held on June 2, 2016 or at any postponement or adjournment thereof.

If this Proxy is properly executed, the shares represented by this Proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees named on this proxy as directors, and FOR the approval of the proposals identified in this Proxy.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

This card also serves as voting direction to Fidelity Management Trust Company (“Fidelity”), as trustee of the SpartanNash Company Savings Plus Plan and the SpartanNash Company Savings Plus Plan for Union Associates. Shares held in these plans will be voted by Fidelity as directed by the plan participants. Unless otherwise required by law, shares for which Fidelity has not received voting instructions by three business days prior to the meeting date will not be voted.